AGREEMENT AND
                                   PLAN OF MERGER

                                        AMONG

                                  KELLWOOD COMPANY,

                         KELLWOOD ACQUISITION II CORPORATION

                                         AND

                                     KORET, INC.
                                         AND
                             CERTAIN OF ITS STOCKHOLDERS





                                  DECEMBER 1, 1998





     ARTICLE I THE MERGER                                                     2
          1.1.      The Merger . . . . . . . . . . . . . . . . . . . . . . .  2
          1.2.      Effective Time . . . . . . . . . . . . . . . . . . . . .  2
          1.3.      Effects of the Merger  . . . . . . . . . . . . . . . . .  2
          1.4.      Charter and By-laws; Directors and Officers  . . . . . .  2
          1.5.      Conversion of Securities . . . . . . . . . . . . . . . .  3
          1.6.      Kellwood to Make Certificates Available  . . . . . . . .  5
          1.7.      No Fractional Securities . . . . . . . . . . . . . . . .  7
          1.8.      Return of Exchange Fund  . . . . . . . . . . . . . . . .  7
          1.9.      Adjustment of the Consideration  . . . . . . . . . . . .  7
          1.10.     No Further Ownership Rights in the
                     Company Common Stock                                     7
          1.11.     Closing of the Company Transfer Books  . . . . . . . . .  8
          1.12.     Lost Certificates  . . . . . . . . . . . . . . . . . . .  8
          1.13.     Further Assurances . . . . . . . . . . . . . . . . . . .  8
          1.14.     Escrow . . . . . . . . . . . . . . . . . . . . . . . . .  8
     ARTICLE II     THE CLOSING OF THE MERGER                                 9
          2.1.      Closing  . . . . . . . . . . . . . . . . . . . . . . . .  9
          2.2.      Deliveries by Kellwood . . . . . . . . . . . . . . . . .  9
          2.3.      Deliveries by the Company and the Stockholders . . . . .  9
          2.4.      Closing Agreements . . . . . . . . . . . . . . . . . . . 10
     ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY            10
          3.1.      Authority  . . . . . . . . . . . . . . . . . . . . . . . 10
          3.2.      Validity . . . . . . . . . . . . . . . . . . . . . . . . 11
          3.3.      Ownership of Stock . . . . . . . . . . . . . . . . . . . 11
          3.4.      Due Organization . . . . . . . . . . . . . . . . . . . . 11
          3.5.      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . 12
          3.6.      Capital Stock  . . . . . . . . . . . . . . . . . . . . . 13
          3.7.      Transactions with Related Parties  . . . . . . . . . . . 14
          3.8.      Financial Statements . . . . . . . . . . . . . . . . . . 14
          3.9.      Interim Change . . . . . . . . . . . . . . . . . . . . . 15
          3.10.     Banking Relationships and Investments  . . . . . . . . . 15
          3.11.     Accounts Receivable  . . . . . . . . . . . . . . . . . . 15
          3.12.     Inventory  . . . . . . . . . . . . . . . . . . . . . . . 15
          3.13.     Motor Vehicles . . . . . . . . . . . . . . . . . . . . . 16
          3.14.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . 16
          3.15.     Title to Assets  . . . . . . . . . . . . . . . . . . . . 16
          3.16.     Real Estate  . . . . . . . . . . . . . . . . . . . . . . 17
          3.17.     Real Estate Leases . . . . . . . . . . . . . . . . . . . 17
          3.18.     Personal Property Leases . . . . . . . . . . . . . . . . 17
          3.19.     Intellectual Property  . . . . . . . . . . . . . . . . . 17
          3.20.     Software and Information Systems . . . . . . . . . . . . 19
          3.21.     Customers and Suppliers  . . . . . . . . . . . . . . . . 21
          3.22.     Employees  . . . . . . . . . . . . . . . . . . . . . . . 22
          3.23.     Employee Benefit Plans . . . . . . . . . . . . . . . . . 23
          3.24.     Licenses and Permits . . . . . . . . . . . . . . . . . . 26
          3.25.     Material Contracts . . . . . . . . . . . . . . . . . . . 27
          3.26.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . 29
          3.27.     Product Warranty . . . . . . . . . . . . . . . . . . . . 30
          3.28.     Product Liability  . . . . . . . . . . . . . . . . . . . 31
          3.29.     Legal Proceedings  . . . . . . . . . . . . . . . . . . . 31
          3.30.     Environmental Matters  . . . . . . . . . . . . . . . . . 31
          3.31.     Compliance with Law  . . . . . . . . . . . . . . . . . . 34
          3.32.     Absence of Undisclosed Liabilities . . . . . . . . . . . 34
          3.33.     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . 34
          3.34.     Disclosure . . . . . . . . . . . . . . . . . . . . . . . 34
          3.35.     Pooling of Interests; Reorganizations  . . . . . . . . . 34
          3.36.     Required Vote of the Company Stockholders  . . . . . . . 35
          3.37.     Registration Statement and Joint Proxy Statement . . . . 35
     ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF KELLWOOD AND SUB     35
          4.1.      Authority  . . . . . . . . . . . . . . . . . . . . . . . 36
          4.2.      Validity . . . . . . . . . . . . . . . . . . . . . . . . 36
          4.3.      Due Organization . . . . . . . . . . . . . . . . . . . . 36
          4.4.      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . 37
          4.5.      Registration Statement and Joint Proxy Statement . . . . 37
          4.6.      Opinion of Financial Advisor . . . . . . . . . . . . . . 37
          4.7.      Required Vote of Kellwood Stockholders . . . . . . . . . 37
          4.8.      Capitalization of Kellwood and Sub . . . . . . . . . . . 37
          4.9.      Kellwood Commission Reports  . . . . . . . . . . . . . . 38
          4.10.     Accounting Matters; Reorganization . . . . . . . . . . . 38
          4.11.     No Material Adverse Change . . . . . . . . . . . . . . . 38
          4.12.     Disclosure . . . . . . . . . . . . . . . . . . . . . . . 38
          4.13.     No Plan or Intention to Reacquire Stock  . . . . . . . . 39
          4.14.     Control  . . . . . . . . . . . . . . . . . . . . . . . . 39
          4.15.     No Plan to Dispose of Company Assets or Stock  . . . . . 39
          4.16.     Continuity of Business Enterprise  . . . . . . . . . . . 39
          4.17.     Substantially all of Sub's Assets Transferred  . . . . . 39
     ARTICLE V      COVENANTS RELATING TO CONDUCT OF BUSINESS
                    AND THE OBLIGATIONS OF THE COMPANY AND THE
                    STOCKHOLDERS                                             39
          5.1.      Interim Conduct of Business  . . . . . . . . . . . . . . 39
          5.2.      Access . . . . . . . . . . . . . . . . . . . . . . . . . 41
          5.3.      Confidentiality  . . . . . . . . . . . . . . . . . . . . 41
          5.4.      HSR Act Filing and Other Consents  . . . . . . . . . . . 42
          5.5.      Waiver of Recourse . . . . . . . . . . . . . . . . . . . 43
          5.6.      Notice of Developments . . . . . . . . . . . . . . . . . 43
          5.7.      Trading in Kellwood  . . . . . . . . . . . . . . . . . . 43
          5.8.      Alternative Proposals  . . . . . . . . . . . . . . . . . 43
          5.9.      Stockholders' Agreements . . . . . . . . . . . . . . . . 44
          5.10.     Reasonable Best Efforts  . . . . . . . . . . . . . . . . 45
          5.11.     Termination of 401(k) Plans  . . . . . . . . . . . . . . 45
     ARTICLE VI     COVENANTS OF KELLWOOD    45
          6.1.      HSR Act Filing and Other Consents  . . . . . . . . . . . 45
          6.2.      Best Efforts . . . . . . . . . . . . . . . . . . . . . . 46
          6.3.      Indemnification; Directors' and Officers' Insurance  . . 46
          6.4.      Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . 46
          6.5.      Access . . . . . . . . . . . . . . . . . . . . . . . . . 46
          6.6.      Notice of Developments . . . . . . . . . . . . . . . . . 46
          6.7.      Employees and Employee Benefits  . . . . . . . . . . . . 47
          6.8.      Confidentiality  . . . . . . . . . . . . . . . . . . . . 48
          6.9.      Labor Agreement Compliance . . . . . . . . . . . . . . . 48
          6.10.     Interim Conduct of Business  . . . . . . . . . . . . . . 48
     ARTICLE VII    ADDITIONAL AGREEMENTS    48
          7.1.      Stockholder Meetings . . . . . . . . . . . . . . . . . . 48
          7.2.      Pooling of Interests; Reorganization . . . . . . . . . . 49
          7.3.      Preparation of the Registration Statement and the
                     Joint Proxy Statement . . . . . . . . . . . . . . . . . 49
     ARTICLE VIII   CONDITIONS PRECEDENT TO THE MERGER 50
          8.1.      Conditions to Each Party's Obligation to Effect the
                     Merger                                                  50
          8.2.      Conditions to Obligation of the Company to
                     Effect the Merger . . . . . . . . . . . . . . . . . . . 50
          8.3.      Conditions to Obligations of Kellwood and Sub
                     to Effect the Merger  . . . . . . . . . . . . . . . . . 52
     ARTICLE IX     TERMINATION BY PARTIES   53
          9.1.      Termination  . . . . . . . . . . . . . . . . . . . . . . 53
          9.2.      Termination Fees . . . . . . . . . . . . . . . . . . . . 55
          9.3.      Effect of Termination  . . . . . . . . . . . . . . . . . 55
          9.4.      Change of Control  . . . . . . . . . . . . . . . . . . . 55
     ARTICLE X SURVIVAL AND INDEMNIFICATION  56
          10.1.     Survival . . . . . . . . . . . . . . . . . . . . . . . . 56
          10.2.     Indemnification  . . . . . . . . . . . . . . . . . . . . 56
          10.3.     Notice of Claims . . . . . . . . . . . . . . . . . . . . 56
          10.4.     Limitations on Stockholders' Indemnification Obligation  56
          10.5.     Third Party Claims . . . . . . . . . . . . . . . . . . . 57
     ARTICLE XI     GENERAL PROVISIONS  57
          11.1.     Amendments and Waiver  . . . . . . . . . . . . . . . . . 57
          11.2.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . 57
          11.3.     Expenses . . . . . . . . . . . . . . . . . . . . . . . . 58
          11.4.     Counterparts . . . . . . . . . . . . . . . . . . . . . . 59
          11.5.     Successors and Assigns . . . . . . . . . . . . . . . . . 59
          11.6.     Entire Transaction . . . . . . . . . . . . . . . . . . . 59
          11.7.     Applicable Law . . . . . . . . . . . . . . . . . . . . . 60
          11.8.     Jurisdiction . . . . . . . . . . . . . . . . . . . . . . 60
          11.9.     Accounting Terms . . . . . . . . . . . . . . . . . . . . 60
          11.10.    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . 60
          11.11.    Other Rules of Construction  . . . . . . . . . . . . . . 60
          11.12.    Announcements  . . . . . . . . . . . . . . . . . . . . . 61
          11.13.    Partial Invalidity . . . . . . . . . . . . . . . . . . . 61
          11.14.    Certain Taxes  . . . . . . . . . . . . . . . . . . . . . 61



                            AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of December 1, 1998 (this "AGREEMENT"), by and among Kellwood Company, a Delaware corporation ("KELLWOOD"), Kellwood Acquisition II Corporation, a Delaware corporation and a wholly-owned subsidiary of Kellwood ("SUB"), Koret, Inc., a Delaware corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS"), and the stockholders of the Company listed on the signature page hereof (the "STOCKHOLDERS").

          WHEREAS, the Company is engaged in the design, manufacture, marketing and distribution of apparel (the "BUSINESS");

          WHEREAS, the respective Boards of Directors of Kellwood, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein, whereby (a) each issued and outstanding share of Class A Common Stock, par value $.01 per share, Class B Non-Voting Common Stock, par value $.01 per share, and Class C Special Common Stock, par value $.01 per share, of the Company (collectively the "COMPANY COMMON STOCK") not owned directly or indirectly by the Company will be converted into shares of Common Stock, par value $.01 per share, of Kellwood (including associated rights to acquire Kellwood's Series A Junior Preferred Stock) (the "KELLWOOD COMMON STOCK"), (b) outstanding options and warrants to acquire Company Common Stock will be converted into options and warrants to acquire shares of Kellwood Common Stock, and (c) Kellwood will become the sole stockholder of the Surviving Corporation (as hereinafter defined);

          WHEREAS, the respective Boards of Directors of Kellwood and the Company have determined that the Merger is in furtherance of and consistent with the respective long-term business strategies of Kellwood and the Company and is in the best interest of the respective stockholders of Kellwood and the Company;

          WHEREAS, in order to induce Kellwood and Sub to enter into this Agreement, concurrently herewith the Stockholders are entering into this Agreement pursuant to which, among other things, each Stockholder agrees, subject to the terms and conditions of Section 5.9 hereof, to vote in favor of this Agreement and the Merger and against any competing proposals;

          WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of
     Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE") by reason of Section 368(a)(2)(E) thereof; and

          WHEREAS, it is intended that the Merger will be recorded for accounting purposes as a pooling of interests.

          NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below:

                                      ARTICLE I

                                     THE MERGER

          1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Kellwood, any direct wholly-owned Subsidiary (as hereinafter defined) of Kellwood may be substituted for Sub as a constituent corporation in the Merger, provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities, and provided further that such substitution would not jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Kellwood and the Company, in order to reflect such substitution.

          1.2. EFFECTIVE TIME. The Merger shall become effective when a Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the Closing Date (as hereinafter defined).

          1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL. From and after the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Kellwood.

          1.4.   CHARTER AND BY-LAWS; DIRECTORS AND OFFICERS.

          (a) At the Effective Time, the Certificate of Incorporation, as amended, of Sub (the "SUB CHARTER"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-laws of Sub (the "SUB BY-LAWS"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Sub Charter, a copy of which is attached hereto.

          (b) The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          1.5. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

               (a) Sub Common Stock. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation;

               (b) Treasury Stock. All shares, if any, of the Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be cancelled and no capital stock of Kellwood or other consideration shall be delivered in exchange therefor;

               (c) Conversion of the Company Common Stock. Subject to Sections 1.8 and 1.10 hereof, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)), shall be converted into and exchanged solely for that number of shares of Kellwood Common Stock determined by dividing (i) the total number of shares of Kellwood Common Stock to be issued (Five Million Two Hundred Forty-One Thousand (5,241,000) shares of Kellwood Common Stock) by (ii) the total number of issued and outstanding shares of Company Common Stock on a fully diluted basis on the date hereof (including the option and warrants described below) (Eight Million Six Hundred Ninety-Eight Thousand One Hundred Ninety-One (8,698,191) shares of Company Common Stock) resulting in an exchange ratio of
          0.6025391 (the "EXCHANGE RATIO");

               (d) Conversion of Company Option. The option issued to Steven Rudin to purchase One Hundred Thousand (100,000) shares of Company Common Stock for One Dollar ($1.00) per share shall automatically and without any action of the holder thereof be converted into an option to purchase such number of whole shares of Kellwood Common Stock as is equal to the product of the number of shares of Company Common Stock subject to such warrant multiplied by the Exchange Ratio and then rounded to the nearest whole share of Kellwood Common Stock, and having an exercise price per share of Kellwood Common Stock equal to the quotient determined by dividing the exercise price per share of such option by the Exchange Ratio rounded to the nearest whole cent, and with other terms and conditions that are comparable to the terms and conditions of the option to purchase Company Common Stock immediately prior to the Effective Time, including, appropriate documentation thereof, and from and after the Effective Time Kellwood shall reserve for issuance the number of shares of Kellwood Common Stock that will become subject to the option, subject to the terms and conditions applicable thereto and shall register such shares under the Securities Act on Form S-8 or other appropriate form. In the event that Steven Rudin is deemed to be an "AFFILIATE" of Kellwood under the Securities Act, such Form S-8 or other form shall include appropriate resale provisions and prospectus enabling Mr. Rudin to sell publicly the shares of Kellwood Common Stock obtained upon his exercise of his option for a period of not less than one year after the date of such exercise.;

               (e) Conversion of Company Warrants. Prior to Closing, the warrants issued to Bankers Trust New York Corporation ("BTNY") and Bankers Trust Securities Corporation ("BTSC") pursuant to the Warrant Acquisition Agreement among the Company, BTNY and BTSC dated June 30, 1992 (as amended) and Registration Agreement among the Company, BTNY and BTSC, dated as of June 30, 1992 (the "BT WARRANT AGREEMENT") may be exercised and any such shares of Company Common Stock so acquired shall be converted into and exchanged solely for Kellwood Common Stock as contemplated by Section 1.5(c). In the event that the warrants issued to BTNY and BTSC pursuant to the BT Warrant Agreement are not exercised prior to Closing, such warrants shall automatically and without any action of the holder thereof be converted into warrants to purchase such number of whole shares of Kellwood Common Stock as is equal to the product of the number of shares of Company Common Stock subject to such warrant multiplied by the Exchange Ratio and then rounded to the nearest whole share of Kellwood Common Stock, and having an exercise price per share of Kellwood Common Stock equal to the quotient determined by dividing the exercise price per share of such warrants by the Exchange Ratio rounded to the nearest whole cent, and with other terms and conditions that are comparable to the terms and conditions of the warrants, including appropriate documentation thereof, and from and after the Effective Time Kellwood shall reserve for issuance the number of shares of Kellwood Common Stock that will become subject to such warrants, subject to the terms and conditions applicable thereto;

               (f) Escrow. Such number of shares of Kellwood Common Stock issued pursuant to Section 1.5(c) with an aggregate value of Twelve Million Five Hundred Thousand Dollars ($12,500,000) based upon the Agreed Price (but in no event more than 524,100 shares) shall be placed in escrow pursuant to and in accordance with the terms of the Escrow Agreement by and among an escrow agent acceptable to Kellwood and the Company (the "ESCROW AGENT"), Kellwood, the Company and certain stockholders of the Company (the "ESCROW AGREEMENT"); and by virtue of the Merger, each holder of Company Common Stock converted into Kellwood Common Stock authorizes and agrees to be bound by the terms and conditions of the Escrow Agreement, including the appointment of Martin J. Granoff and Randall Blumenthal with full power of substitution, as an agent and attorney-in-fact, each with full power and authority to act jointly for and on behalf of such holder for all purposes of the Escrow Agreement (the "STOCKHOLDERS REPRESENTATIVE"). Any action taken by Messrs. Granoff and Blumenthal in their capacity as Stockholders Representative shall require the consent of both Mr. Granoff and Mr. Blumenthal; and

               (g) Cancellation of Company Common Stock. All shares of Company Common Stock when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.6, certificates representing the shares of Kellwood Common Stock into which such shares are converted, and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

          1.6.   KELLWOOD TO MAKE CERTIFICATES AVAILABLE.

          (a) Exchange of Certificates. Kellwood shall authorize its transfer agent (or such other person or persons as shall be reasonably acceptable to Kellwood and the Company) to act as exchange agent hereunder (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Kellwood shall deposit with the Exchange Agent certificates representing the shares of Kellwood Common Stock issuable pursuant to Section 1.5(c) for exchange with outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to
     Section 1.7 (such cash and shares of Kellwood Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall deliver Kellwood Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund to the holders of Company Common Stock or to the Escrow Agent as provided herein.

          (b) Exchange Procedures. Kellwood shall instruct the Exchange Agent, as soon as practicable after the Effective Time, to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "CERTIFICATES") a letter of transmittal (the "LETTER OF TRANSMITTAL"). The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Kellwood Common Stock and cash in lieu of fractional shares. The Letter of Transmittal shall also authorize the Escrow Agreement and the appointment of the Stockholders Representative. Such Stockholders' Representative shall be the agent and attorney-in-fact for such stockholder with full power and authority to authorize the payment of indemnification and settlement of claims as contemplated by Article X hereof. Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with a duly executed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Kellwood Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time less the shares to be delivered to the Escrow Agent pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.7 and certain dividends and other distributions in accordance with this Section 1.6, and any Certificate so surrendered shall forthwith be cancelled.

          (c) Dividends, Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Kellwood Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Kellwood Common Stock until such person surrenders the related Certificate or Certificates, together with a duly executed Letter of Transmittal, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.7 until such person shall so surrender the related Certificate or Certificates and a duly executed Letter of Transmittal. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Kellwood Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Kellwood Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; provided, however, that no dividends declared prior to Closing shall be paid with respect to such shares; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Kellwood Common Stock declared on or after the Effective Time but prior to such surrender and having a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Kellwood Common Stock to which such holder is entitled pursuant to Section 1.7. In no event shall the person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Kellwood Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to Kellwood any transfer or other taxes required by reason of the issuance of certificates for such shares of Kellwood Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Kellwood that such tax has been paid or is not applicable. Kellwood shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of the Company Common Stock such amounts as Kellwood is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Kellwood, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which such deduction and withholding was made by Kellwood.

          1.7. NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Kellwood Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Kellwood dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Kellwood. In lieu of any such fractional share, each holder of the Company Common Stock who would otherwise have been entitled to a fraction of a share of Kellwood Common Stock upon surrender of Certificates for exchange pursuant to this Article I (after aggregating all fractional shares of Kellwood Common Stock to be received by such holder) will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Agreed Price per share of Kellwood Common Stock by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, Kellwood shall forward payments to such holders of fractional share interests subject to and in accordance with the terms of this
     Section 1.7.

          1.8. RETURN OF EXCHANGE FUND. Any portion of the Kellwood Common Stock and any cash payment in lieu of factional shares which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be returned to Kellwood, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Kellwood for payment of their claim for Kellwood Common Stock, any cash in lieu of fractional shares of Kellwood Common Stocks and any dividends or distributions with respect to Kellwood Common Stock. Neither Kellwood nor the Surviving Corporation shall be liable to any former holder of the Company Common Stock for any such shares of Kellwood Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.9. ADJUSTMENT OF THE CONSIDERATION. In the event of any reclassification, stock split, stock dividend, reorganization, recapitalization or like change with respect to Kellwood Common Stock or any change or conversion of Kellwood Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the amount of Kellwood Common Stock to be issued pursuant to Section 1.5(c) and the options to be issued pursuant to
     Section 1.5(d) and the warrants which may be issued pursuant to Section 1.5(e).

          1.10. NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All shares of Kellwood Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.7) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of the Company Common Stock represented by such Certificates.

          1.11. CLOSING OF THE COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Kellwood, such Certificates shall be cancelled and exchanged as provided in this Article I.

          1.12. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Kellwood, the posting by such person of a bond, in such reasonable amount as Kellwood may direct as indemnity against any claim that may be made against them with respect to such Certificate, Kellwood will issue in exchange for such lost, stolen or destroyed Certificate the shares of Kellwood Common Stock, any cash in lieu of fractional shares of Kellwood Common Stock to which the holders thereof are entitled pursuant to Section 1.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.6.

          1.13. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper in furtherance of the provisions of this Agreement (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          1.14. ESCROW. The shares of Kellwood Common Stock deposited in Escrow pursuant to the Escrow Agreement shall be available to fund and satisfy indemnification payments, if any, due to Kellwood hereunder, together with any other claim of Kellwood or Sub hereunder. Following the Effective Time, the Escrow shall be the sole and exclusive recourse of Kellwood and Sub for breaches by the Company or the Stockholders of the representations, warranties and covenants contained herein, absent fraud. The value of a share of Kellwood Common Stock used to fund indemnification payments shall be the closing price per share on The New York Stock Exchange on the trading day immediately preceding the Closing Date (the "AGREED PRICE").

                                     ARTICLE II

                              THE CLOSING OF THE MERGER

          2.1. Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M. on the third business day following the satisfaction of the conditions precedent in Article VIII hereof or at such other time or place as may be mutually agreed upon by the parties (the "CLOSING DATE"). Upon consummation, the Closing shall be deemed to take place as of the Effective Time.

          2.2. DELIVERIES BY KELLWOOD. At the Closing, Kellwood and Sub shall deliver the following:

               (a) upon surrender of Certificates properly endorsed for transfer or accompanied by duly executed stock powers in either case executed in blank or in favor of Kellwood and duly executed Transmittal Letters, the Exchange Agent shall deliver or cause to be delivered to the holders of Company Common Stock or any of their representatives surrendering such Certificates, (i) certificates evidencing the number of shares of Kellwood Common Stock to be received by each such holder under Section 1.5(c) hereof, which certificates will be duly issued and registered in the name of each such holder, and (ii) cash to be paid in lieu of delivery of a fraction of a share of Kellwood Common Stock which shall be paid by delivery of a check, in each case less the number of shares to be delivered to the Escrow Agent;

               (b) Kellwood shall cause the Exchange Agent to deliver to the Escrow Agent certificates evidencing the number of shares of Kellwood Common Stock to be held in escrow pursuant to
          Section 1.5(f) hereof, which certificates will be duly issued and registered in the respective names of the Company stockholders evidencing the number of shares of Kellwood Common Stock of each Company stockholder held in escrow hereunder, plus cash to be paid in lieu of delivery of a fraction of a share of Kellwood Common Stock;

               (c) opinion of counsel in a form customary in transactions such as the Merger and reasonably acceptable to the Company; and

               (d) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          2.3. DELIVERIES BY THE COMPANY AND THE STOCKHOLDERS. At the Closing, the Company and the Stockholders shall deliver the following:

               (a)   the Certificates;

               (b) a non-foreign affidavit for each Stockholder within the meaning of Section 1445(b) of the Code exempting each such Stockholder from withholding under Section 1445 of the Code;

               (c) all other previously undelivered documents required to be delivered by the Company to Kellwood at or prior to the Closing pursuant to the term of this Agreement;

               (d) opinion of counsel in a form customary in transactions such as the Merger and reasonably acceptable to Kellwood; and

               (e) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          2.4. CLOSING AGREEMENTS. At the Closing, the parties shall execute, acknowledge and deliver the following:

               (a)   the Escrow Agreement;

               (b) Non-competition Agreements between Sub and each of Martin J. Granoff, Steve Rudin and Fred Smeyne containing restrictions comparable to those contained in each such individual's current employment agreement with the Company to extend for a period of two (2) years following the Closing Date.

               (c) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Kellwood and Sub as of the date hereof and as of the Closing Date, as set forth below:

          3.1. AUTHORITY. Subject to the approval of the Merger and this Agreement by the stockholders of the Company in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation ("REQUIRED COMPANY STOCKHOLDER APPROVAL") and compliance with the provisions of the Stockholders Agreement dated as of July 1, 1994 by and among Koret, Inc. and certain stockholders named therein (the "COMPANY STOCKHOLDERS AGREEMENT"), the Company and each Stockholder have full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Subject to the Required Company Stockholder Approval, and compliance with the applicable provisions of the Company Stockholders Agreement, all acts or proceedings required to be taken by the Company or any Stockholder to authorize the execution, delivery and performance of this Agreement, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

          3.2. VALIDITY. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of the Company and each Stockholder, enforceable in accordance with their respective terms, subject to obtaining Required Company Stockholder Approval and compliance with the Company Stockholders Agreement. Except as set forth in Schedule 3.2, and except for compliance with the applicable provisions of the Company Stockholders Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of the Company, and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or By-laws of the Company or any Stockholder,
     (b) any material note, bond, indenture, contract, agreement, permit, license or other instrument to which the Company is a party or by which the Company or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to the Company or any Stockholder. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by the Company or any Stockholder of this Agreement, the documents to be delivered at Closing or the consummation by the Company or any Stockholder of the transactions contemplated hereby and thereby, except for filings or consents required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT").

          3.3. OWNERSHIP OF STOCK. Each Stockholder has good and marketable title to all of the Company Common Stock registered in his or its name as set forth on Schedule 3.3 and, subject to compliance with the provisions of the Company Stockholders Agreement, which will be terminated as of the Closing Date, the absolute right, power and capacity to sell, assign, transfer and deliver all right, title and interest both legal and equitable, in and to the Company Common Stock registered in its name as set forth in Schedule 3.3, in connection with the transactions contemplated hereby, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind, except as disclosed on
     Schedule 3.3 with respect to certain liens to be discharged as of Closing.

          3.4. DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. The Company is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires qualification and in which the failure to so qualify to do business would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or liabilities of the Company and its Subsidiaries taken as a whole (hereinafter referred to as a "COMPANY MATERIAL ADVERSE EFFECT").
     Schedule 3.4 sets forth each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company has delivered to Kellwood an accurate and complete copy of its charter and by-laws and each agreement, trust, proxy or other arrangement among its Stockholders to which the Company is a party or by which the Company is bound.

          The books of account and other financial records of the Company are accurate and complete in all material respects and have been maintained in accordance with good business practices. The minute books of the Company in all material respects contain accurate and complete records of all meetings and accurately reflect all other material corporate action of the stockholders and directors and any committees of the Board of Directors of the Company and the stock record books of the Company accurately reflect the ownership of the Company.

          3.5.   SUBSIDIARIES.

          (a) Except as set forth in Schedule 3.5, the Company does not own stock or have any material equity investment or other material interest in, does not have the right to acquire any material interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity (individually, a "SUBSIDIARY" and collectively the "SUBSIDIARIES"). Schedule 3.5 sets forth the state or other jurisdiction of incorporation or organization of each Subsidiary, and each state or other jurisdiction in which such Subsidiary is licensed or qualified to do business. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Each Subsidiary is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires qualification and in which the failure to so qualify would have a Company Material Adverse Effect.

          (b) The capitalization, including debt and equity, of each Subsidiary is accurately set forth in Schedule 3.5. All outstanding shares of capital stock of each Subsidiary (the "SHARES") are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive subscription or other right of any person to acquire securities of any Subsidiary and constitute in the aggregate all the issued and outstanding capital stock of all classes of the Subsidiaries. There is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Shares or other obligation or commitment of any Subsidiary to issue any shares of capital stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Shares. The Company has, either directly or indirectly through one or more Subsidiaries, good and marketable title to all of the Shares and the absolute right to sell, assign, transfer and deliver the Shares, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

          3.6. CAPITAL STOCK. The Company's entire equity capital consists of 20,000,000 authorized shares of Class A Common Stock, $.01 par value per share, of which 4,903,719 shares are issued and outstanding, 1,000,000 authorized shares of Class B non-voting common stock, $.01 par value ("COMPANY CLASS B COMMON STOCK"), of which no shares are issued or outstanding on the date hereof, and 3,200,000 authorized shares of Class C Special Common Stock, par value $.01 per share, of which 3,091,190 shares are issued and outstanding and all of which are owned of record by the stockholders listed on Schedule 3.6. Prior to Closing, BTNY and BTSC may exercise their warrants to purchase shares of Company Class B Common Stock pursuant to the BT Warrant Agreement, conditioned upon the consummation of the Merger, which, if exercised, in full, will result in the issuance immediately prior to the Effective Time to BTNY and BTSC of up to 553,282 and 50,000 shares, respectively, of Company Class B Common Stock. Prior to Closing, the option issued to Steven Rudin to purchase 100,000 shares of Company Common Stock may be exercised by him, which, if exercised in full, will result in the issuance to Mr. Rudin of 100,000 shares of Company Class A Common Stock. The capitalization, including debt and equity, of the Company is accurately described in the financial statements set forth in Schedule 3.9. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities. The Company Common Stock constitutes in the aggregate all the issued and outstanding capital stock of all classes of the Company on the date hereof. Schedule 3.6 lists all outstanding options and warrants to purchase Company Common Stock or any other capital stock or securities of the Company to which the Company is a party or by which the Company is bound. Except as set forth on
     Schedule 3.6, there are no outstanding subscriptions, options, convertible or exchangeable security, preemptive right, warrants, call or agreement (other than this Agreement) relating to the Company Common Stock or any capital stock or other obligation or commitment (contingent or otherwise) to issue, repurchase or otherwise acquire or retire any shares of capital stock of the Company to which the Company is a party or by which the Company is bound. All shares of the Company's capital stock, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Company, reacquired or cancelled in compliance) with all laws, applicable laws, rules and regulations of any foreign, federal, state or local governmental authority (collectively, "LAWS"), including securities Laws. Except as set forth on Schedule 3.6, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any the Company Common Stock to which the Company is a party or by which the Company is bound. Except as set forth on Schedule 3.6, there are no restrictions affecting the transferability of the Company Common Stock to which the Company is a party or by which the Company is bound. Except as listed on
     Schedule 3.6, the Company has not lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, any stockholder or any other person in each case in an amount of or value greater than $10,000.

          3.7. TRANSACTIONS WITH RELATED PARTIES. Since November 30, 1997, there has not been any dividend or other distribution of assets by the Company. Except as set forth in Schedule 3.7, no Related Party:

               (a) owns or controls, directly or indirectly, a twenty-five (25%) or greater voting or equity interest in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier, distribution sales agent or advertiser of the Business;

               (b) has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, the Company;

               (c) has any interest in or owns any material property or right used in the conduct of the Business;

               (d) is a party to any contract, lease or agreement with the Company; or

               (e) except in the case of Related Parties who are executive officers and/or directors of the Company and who performed services for the Company and received compensation from the Company in the ordinary course of the Business consistent with past practices, received from or furnished to the Company any goods or services (with or without consideration) since November 30, 1997.

          The term "RELATED PARTY" shall mean:  (i) Martin J. Granoff
     ("MR. GRANOFF"); (ii) any member of Mr. Granoff's immediate family (i.e., spouse, brother, sister or child); (iii) any executive officer or director of the Company (except Randall Blumenthal and Nathan Gantcher); and (iv) any corporation, partnership, trust or other entity in which any of the persons set forth in subsections (i) through (iii) of this paragraph holds twenty-five (25%) or greater voting interest or equity interest. The executive officers and directors of the Company are set forth in Schedule 3.7.

          3.8. FINANCIAL STATEMENTS. The financial statements of the Company for the three (3) year period ended November 30, 1997 and the nine months ended August 31, 1997 and August 31, 1998 attached hereto as Schedule 3.8 (the "FINANCIAL STATEMENTS") are, (a) accurate and complete in all material respects, (b) in accordance with the books of account and records of the Company, (c) present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated and (d) prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP"), except that the unaudited financial statements of the Company as of and for the nine-month periods ended August 31, 1997 and 1998, do not contain all of the footnotes required by GAAP, are condensed and are subject to year-end adjustments consistent with past practice. Such financial statements for interim periods reflect all adjustments necessary for a fair presentation of financial position and, to the extent presented, changes in financial position and results of operations for the periods presented.

          3.9. INTERIM CHANGE. Except as set forth in Schedule 3.9, since November 30, 1997, there has not been (a) any change in the financial condition, assets, liabilities, personnel or business of the Company or in its relationships with suppliers, customers, distributors, lenders, lessors or others, except changes in the ordinary course of the Business;
     (b) any damage, destruction or loss, whether or not covered by insurance which has had a Company Material Adverse Effect; (c) any forgiveness or cancellation of debts or claims, waiver of any rights or any discharge or satisfaction of any lien, charge or encumbrance or payment of any liability or obligation, other than current liabilities in the ordinary course of the Business; (d) any event or condition of any character which has had a Company Material Adverse Effect; (e) any decrease in the net book value of the Company; or (f) any material change in the credit practices of the Company or in the methods or accounting principles used in maintaining their books, accounts or business records. Since
     November 30, 1997, the Company has not incurred or become subject to, or agreed to incur or become subject to, any liability or obligation, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of the Business in amounts consistent with past practices except as set forth in Schedule 3.9. Except as set forth in Schedule 3.9, since November 30, 1997, there have not been any material special sales of any products or services or any material changes in the prices charged for any products or services other than in the ordinary course of the Business, consistent with past practices.

          3.10. BANKING RELATIONSHIPS AND INVESTMENTS. Schedule 3.10 sets forth an accurate and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes. Schedule 3.10 sets forth an accurate and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the "INVESTMENTS"). The Company has good and marketable title to all of the Investments. The Investments reflected on the Company's financial statements are, (a) properly valued at the lower of cost or market, (b) readily marketable, and (c) fully paid and not subject to assessment or other claims upon the Company thereof.

          3.11. ACCOUNTS RECEIVABLE. Schedule 3.11 sets forth an accurate and complete list of all factoring or similar agreements governing the disposition, sale and collection of its accounts and notes receivable (the "FACTORING AGREEMENTS").

          3.12. INVENTORY. All inventories reflected on the financial statements delivered to Kellwood are (a) properly recorded at the lower of standard cost (which approximates average cost) or market (net realizable value) in accordance with GAAP as consistently applied in prior annual financial statements; (b) of good and merchantable quality and contain no material amounts that are not salable and usable for the purposes intended in the ordinary course of the Business and meet the current standards and specifications of the Business; (c) in conformity with warranties customarily given to buyers of like products; and (d) at levels adequate and not excessive in relation to the circumstances of the Business and in accordance with past inventory stocking practices. Except as set forth on
     Schedule 3.12, all inventories disposed of subsequent to November 30, 1997, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice. No inventory is held by the Company on consignment. The Company does not hold title to any inventory held by others.

          3.13. MOTOR VEHICLES. Schedule 3.13 sets forth an accurate and complete list of all motor vehicles used by the Company, whether owned or leased. All such vehicles are (a) properly licensed and registered in accordance with applicable law; (b) insured as set forth in Schedule 3.13;
     (c) in good operating condition and repair (reasonable wear and tear excepted) and (d) not subject to any lien or other encumbrance, except with respect to leased motor vehicles, in accordance with the leases therefor.

          3.14. INSURANCE. Schedule 3.14 sets forth an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds ("INSURANCE") maintained by the Company in which the Company is a named insured. To the knowledge of the Company, without inquiry, all Insurance has been issued by financially sound insurance companies under valid and enforceable policies or binders for the benefit of the Company, and all such policies or binders are in full force and effect. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and since November 30, 1997, there have been no new claims under any Insurance that have been disallowed or improperly filed. Since November 30, 1997, the Company has received, no notice of cancellation or non-renewal with respect to, or material increase of premium for, any insurance has been received by the Company. The Company has no knowledge of any facts or the occurrence of any event with respect to the Company, which (i) reasonably might form the basis of any claim against the Company relating to the conduct or operations of the Business which will materially increase the insurance premiums payable under any insurance, or (ii) otherwise will materially increase the insurance premiums payable under any insurance.

          3.15. TITLE TO ASSETS. The Company and the Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective material tangible properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of liens or other encumbrances, except as stated in the Financial Statements or in Schedule 3.15 and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. Schedule 3.15 sets forth an accurate and complete list of all depreciable assets. The material assets owned and leased or licensed by the Company and the Subsidiaries and used in the conduct of the Business are in good operating condition and repair (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present and reasonably anticipated requirements of the Business as presently conducted. The assets owned and leased or licensed by the Company and used in the conduct of the Business will furnish Kellwood with all of the capacity and rights to design, manufacture, produce, develop, use, sell, market and distribute the products and to perform the same services in the same manner as presently conducted by the Company and the Subsidiaries and to meet all reasonably anticipated requirements of the Business.

          3.16.   REAL ESTATE.  The Company does not own any real property.

          3.17. REAL ESTATE LEASES. Schedule 3.17 sets forth an accurate and complete list of all real property leased or subleased by the Company and the Subsidiaries, setting forth the location (including street address) of each leased or subleased premises, the lessor (or sublessor) thereof, the lessee (or sublessee) thereof, the current use by lessee or sublessee of such premises, the term of the lease or sublease therefor (the "REAL ESTATE LEASES") and any renewal options held by the lessee or sublessee. The Company and the Subsidiaries are in peaceable possession, respectively, of the premises covered by each Real Estate Lease. The Company has delivered to Kellwood accurate and complete copies of each Real Estate Lease. At the Closing, the Company shall deliver to Kellwood any consents or approvals of any parties with respect to those Real Estate Leases set forth on Schedule 8.3(d), or alternatively, prior to Closing, cooperate with Kellwood in commercially reasonable efforts to provide Kellwood with the commercial benefit of such Real Estate Leases.

          3.18. PERSONAL PROPERTY LEASES. Schedule 3.18 sets forth an accurate and complete list of each lease or bailment of personal property used in the Business for which the Company's annual lease payment or other payment obligation is $25,000 or more (the "PERSONAL PROPERTY LEASES"). The Company and the Subsidiaries are in peaceable possession, respectively, of the property covered by each Personal Property Lease.
     The Company has delivered to Kellwood an accurate and complete copy of each Personal Property Lease. At the Closing, the Company shall use commercially reasonable efforts to deliver to Kellwood any consents or approvals of any parties with respect to the Personal Property Leases required in connection with the transactions contemplated hereby.

          3.19. INTELLECTUAL PROPERTY. Schedule 3.19 sets forth an accurate and complete list (showing in each case any product, device, process and service covered thereby, the registered or other owner, registration number, and registration status) of all material Patents Rights, Trademarks, and Copyrights owned by the Company and its Subsidiaries or licensed to the Company and its Subsidiaries for its business as it is currently conducted (the "INTELLECTUAL PROPERTY"). With respect to the Intellectual Property:

               (a)   Except as set forth on Schedule 3.19 (which
          Schedule sets forth with specificity the nature of the Company's and the Subsidiaries' rights (or grant of rights), any limitations thereon, the owner of such rights (or the licensee or grantee of such rights and the nature of such grant), and attaches a copy of the relevant agreement(s) pursuant to which the Company or the Subsidiaries obtained (or granted) such rights), the Company or the Subsidiaries are the sole and exclusive owner of the Intellectual Property and have the sole and exclusive right to use the Intellectual Property;

               (b) Except as set forth on Schedule 3.19, with respect to the Intellectual Property, (i) no action, suit, proceeding or investigation is pending nor has the Company received any notice of a threatened action or suit; (ii) the Company has received no notice that the Intellectual Property owned by the Company or the Subsidiaries or the Intellectual Property owned by third parties and licensed to the Company or the Subsidiaries, interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others or is subject to any outstanding order, decree, judgment, stipulation or charge; (iii) the Company and the Subsidiaries have received no notice of any patent, invention or application therefor which would infringe upon any of the Intellectual Property or render obsolete or adversely affect the manufacture, processing, distribution or sale of products or services of the Company; and (iv) all items of Intellectual Property owned by the Company are registered under applicable law and all such registrations are valid and in force, and in the case of applications, all patent applications with respect to Patent Rights and all applications to register any unregistered Copyrights and Trademarks are pending and in good standing, all without challenge of any kind;

               (c) Except as set forth on Schedule 3.19, all rights of the Company and the Subsidiaries in and to the Intellectual Property are transferable to Kellwood as contemplated herein without any consent, approval or payment which has not already been obtained or made by the Company;

               (d) Except as set forth on Schedule 3.19, the Company and the Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, nor are a party to any contract which restricts or impairs the Company's and the use of any Intellectual Property owned by the Company;

               (e) To the knowledge of the Company, the operation of the Company after the Closing in the manner and geographic areas in which the Business is currently conducted by the Company will not interfere with or infringe upon any third party Patent Right, Trademark or Copyright or any asserted rights of others, including without limitation, with respect to the current labels, logos, product designation, trade dress or packaging of any products; and

               (f) Except as set forth on Schedule 3.19, during the preceding five (5) years, the Company has not been known by or done business under any other name not listed on Schedule 3.19.

               (g) For purposes of this Agreement and the provisions of this Section 3.19, the following terms shall have the following meanings:

                    (I) "COPYRIGHTS" means United States and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and pending applications to register the same, and all material agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the forgoing to which the Company or a Subsidiary is a party or by which any of them is bound;

                    (II) "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patented) or improvements thereto, and all material agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the forgoing to which the Company or a Subsidiary is a party or by which any of them is bound; and

                    (III) "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress, trade styles, trade names (including all assumed or fictitious names under which the party is conducting business or has within the past five years conducted business), product designations, labels, logos, designer designations, brands, and any other source-identifying devices or symbols, and any combination or variations thereof, whether registered or unregistered, and pending applications to register the foregoing and all registrations thereof, and all material agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the forgoing to which the Company is a party or by which any of them may be bound.

          Copies of all Intellectual Property applications, registration renewals, and all correspondence with respect thereto, shall be delivered to Kellwood at Closing.

          3.20. SOFTWARE AND INFORMATION SYSTEMS. The Company and its Subsidiaries have a possessory interest in the computer software programs and related information platform systems, in any media, including, without limitation, all program specifications, input data, databases, compilations, routines, compilers, higher level or "PROPRIETARY" languages, report layouts and formats, record file layouts, functional specifications and narrative descriptions, whether in source code, object code or human readable form, used by the Company and its Subsidiaries for their businesses as they are currently conducted (collectively, the "SOFTWARE"). With respect to the Software:

               (a) To the knowledge of the Company, Schedule 3.20(a) sets forth an accurate and complete list of the Software and identifies (i) Software that is owned by the Company and its Subsidiaries; (ii) any other Software in which the Company and its Subsidiaries have any use, possessory or proprietary rights; and (iii) all pending Software development projects, together with a description of such projects and the stage of their development, an identification of the persons undertaking the projects, and a description of any Software licensed for use in the projects.

               (b) Schedule 3.20(b) sets forth an accurate and complete list of the Software that is licensed to the Company and its Subsidiaries, the licensor of the Software and, if different, the owner thereof.

               (c) Except as set forth on Schedule 3.20(c), the Software is not subject to any material transfer, assignment, source code escrow agreement, reversion, site, equipment, or other operational limitations.

               (d) All Software documentation is sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by the Company and its Subsidiaries, as well as pertinent commentary and explanation used for the development, implementation, maintenance and use thereof.

               (e) The Company and its Subsidiaries have received no notice of any violation of patent, trade secret rights, copyright or other proprietary rights with respect to the Software.

               (f) Except as set forth on Schedule 3.20(f) as non-Year 2000 Compliant Software ("NON-Y2K COMPLIANT SOFTWARE"), the Software and related systems in their current form are Year 2000 Compliant. The Company and its Subsidiaries shall have no obligation as of Closing to render as Year 2000 Compliant any Non-Y2K Compliant Software. "YEAR 2000 COMPLIANT" means that the Software and the hardware platform systems used or relied on in the Business is designed to be used prior to, during and after the calendar year 2000 A.D., and the Software will accurately receive, provide and process date/time data from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, which is detected prior to March 31, 2001, to the extent that other information technology used in combination with the Software properly exchanges date/time data with it.

               (g) The Software owned by the Company and its Subsidiaries contains no timer, virus, copy protection device, disabling code, clock, counter or other limiting design or routine that causes the Software (or any operation thereof) to become erased, inoperable, impaired or otherwise incapable of being used in the full manner for which it was contemplated for use under this Agreement.

               (h) The Software owned by the Company and its Subsidiaries complies with all applicable requirements relating to export or re-export and the Software may be exported and re-exported to all countries, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce or the United States State Department.

          Copies of Software owned by the Company and its Subsidiaries and copies of licenses and other agreements available to the Company and its Subsidiaries with respect to the Software shall be delivered to Kellwood prior to Closing.

          3.21.   CUSTOMERS AND SUPPLIERS.

          (a) Except as set forth on Schedule 3.21, all sales contracts and orders with customers and suppliers which have been entered into by or on behalf of the Company since November 30, 1997 were entered into in the ordinary course of the Business consistent with past practices and require full performance within six (6) months after the respective dates thereof.
     Schedule 3.21 sets forth an accurate and complete list of the 25 largest customers and 25 largest suppliers of the Company, determined on the basis of revenues from items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for the fiscal year ended
     November 30, 1997 and the eleven-months ended October 31, 1998. To the knowledge of the Company, without inquiry, no customer or supplier will cease to do business with the Company after, or as a result of, the consummation of any transactions contemplated hereby and no customer or supplier is threatened with bankruptcy or insolvency, except as set forth in Schedule 3.21. The Company has no knowledge, without inquiry, of any fact, condition or event which would materially adversely affect its relationship with any customer or supplier, except as set forth in
     Schedule 3.21. Since November 30, 1997, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

          (b) Neither the Company, nor, to the knowledge of the Company, any of its officers or employees, has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, distributor, broker, governmental employee or other person, who was, is or may be in a position to help or hinder the business (or assist in connection with any actual or proposed transaction) which could subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a Company Material Adverse Effect.

          (c)   Except as set forth on Schedule 3.21, (i) no Person listed on
     Schedule 3.21 within the last twelve months has threatened the Company in writing to cancel or otherwise terminate, or to the Company's knowledge, has threatened orally to cancel or otherwise terminate, the relationship of such Person with the Company, and (ii) no such Person during the last twelve months has decreased materially or threatened the Company in writing to decrease or limit materially, or, to the Company's knowledge, without inquiry, intends to decrease or limit materially, its supplies to the Company or its purchase of the Company's services or the Company's products. Except as set forth on Schedule 3.21, there is no purchase commitment which provides that any supplier will be the exclusive supplier of the Company. There is no material purchase commitment requiring the Company to purchase the entire output of a supplier.

          (d) None of the Company's customers is a "FRANCHISEE" of the Company under any applicable federal or state law or any rules or regulations promulgated thereunder.

          3.22.   EMPLOYEES.

          (a) Contracts. Schedule 3.22 sets forth an accurate and complete list of all agreements, arrangements or understandings, written or oral, with any officer or director of the Company whose annual salary (excluding bonus) as of the end of the most recent fiscal year was in excess of $100,000 (a "KEY EMPLOYEE"), regarding services to be rendered, terms and conditions of employment, and compensation of such individual (the "EMPLOYMENT CONTRACTS").

          (b) Compensation. Schedule 3.22 sets forth an accurate and complete list of all employees of the Company, including name, title or position, the present annual compensation (including bonuses, commissions and deferred compensation), years of service and any interests in any incentive compensation plan. Schedule 3.22 sets forth an accurate and complete list of each employee who will become entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Except as set forth in Schedule 3.22, since November 30, 1997, except as provided in the collective bargaining agreements set forth in
     Schedule 3.23, the Company has not (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including any severance or termination pay, to any present or former officer or employee, (ii) made any general wage or salary increases or
     (iii) increased or altered any employee welfare or pension benefits or insurance provided to any employee.

          (c) Disputes. Except as set forth on Schedule 3.22, there are no grievances pending or, to the knowledge of the Company, threatened between the Company and any labor organization representing a bargaining unit of Company employees, except individual grievances under any collective bargaining agreement which, in the aggregate, are not material. Since November 30, 1997, the Company has not suffered or sustained any strike or other work stoppage, and, to the knowledge of the Company, no such work stoppage is threatened. Except as set forth on Schedule 3.22, the Company has not been informed orally or in writing that any petition concerning representation has been filed with the National Labor Relations Board since November 30, 1997 or that any union organizing or election activities involving any nonunion employees of the Company are in progress or threatened.

          (d) Compliance. The Company has complied with all laws, rules and regulations relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, record keeping, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes, and all contracts of employment with any individual employed by the Company after November 30, 1997, except where such noncompliance, individually or in the aggregate, would not result in a Company Material Adverse Effect.

          (e) WARN Act. Schedule 3.22 sets forth an accurate and complete list of all employees (excluding part-time employees) terminated (except for cause, voluntary departure or normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full months and the partial month preceding the date of this Agreement. For purposes of this Section 3.23(e) only, "PART-TIME EMPLOYEE" means an employee who is employed for an average of fewer than 20 hours per week or who has been employed for fewer than 6 of the 12 months preceding the date of this Agreement.

          (f) Officers, Directors and Key Employees. (i) Schedule 3.22 sets forth (i) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by officers, directors or Key Employees since November 30, 1997, (ii) any payments or commitments of the Company to pay any severance or termination pay to any such persons since November 30, 1997, (iii) any accrual for, or any commitment or agreement by the Company to pay, such increases, bonuses or pay since November 30, 1997 and (iv) any bonuses or payment that would be payable to any employee, consultant, agent or other representative of the Company (A) as an inducement for such person to not terminate his or her relationship with the Business or (B) as a result of the transactions contemplated hereby. None of such persons has, as of the date of this Agreement, indicated that he or she will cancel or otherwise terminate such person's relationship with the Company.

          3.23.   EMPLOYEE BENEFIT PLANS.

          (a) Benefit Plans. As used herein, the term "BENEFIT PLANS" includes "WELFARE BENEFIT PLANS" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "EMPLOYEE PENSION BENEFIT PLANS" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive, bonus, stock option, employee stock purchase or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified, exclusive of multiemployer plans (as defined in Section 3(37) of ERISA), and exclusive of Canadian Plans (as hereafter defined) maintained or contributed to by the Company or any other organization ("COMMON CONTROL ENTITY") which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) for the benefit of any of its officers, employees or other persons. Schedules 3.22 and 3.23 set forth an accurate and complete list of each Benefit Plan maintained or contributed to by the Company or any other Common Control Entity, since January 1, 1993 exclusive of benefits provided pursuant to a collective bargaining agreement (each such plan referred to as a "SCHEDULED BENEFIT PLAN"). Except as set forth in Schedule 3.23, the Company has delivered to Kellwood accurate and complete copies of (i) each Scheduled Benefit Plan (or, in the case of any unwritten Scheduled Benefit Plans, descriptions thereof) and any amendments thereto exclusive of terminated employment and consulting agreements, (ii) the three most recent annual report on Form 5500 and attached Schedule B (including any related actuarial valuation report), if any, filed with the Internal Revenue Service with respect to any Benefit Plan, (if any such report was required), (iii) each trust agreement and group annuity contract relating to any Scheduled Benefit Plan, (iv) certified financial statements for each Scheduled Benefit Plan,
     (v) attorney's response to an auditor's request for information, with respect to Scheduled Benefit Plans (vi) collective bargaining agreements or other such contracts, (vii) Form S-8, including any amendments thereto, if any, (viii) each ruling letter or any outstanding ruling request on the tax exempt status of any voluntary employees' beneficiary association ("VEBA") implementing a Scheduled Benefit Plan, if any, (ix) each determination letter from the Internal Revenue Service, and each outstanding request for such a letter, on the tax qualified status of any employee pension benefit plan that is intended to be qualified under
     Section 401(a) of the Code for each Scheduled Benefit Plan, and (x) each general notification to employees of their rights to continuation coverage under Sections 601 through 608 of ERISA for each Scheduled Benefit Plan. The Company has never sponsored, contributed to, nor been obligated to contribute to, an employee pension benefit plan that is subject to Title I, Subtitle B, Part 3 of ERISA (relating to "FUNDING") exclusive of multiemployer plans (as defined in Section 3(37) of ERISA).

          (b) Funding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Financial Statements.

          (c)   Compliance With the Code and ERISA.  Except as set forth in
     Schedule 3.23, the Company and each Benefit Plan (and any related trust agreement or annuity contract, if any, or any other funding instrument) comply currently, and have complied in the past, both as to form and operation, with the terms of each Benefit Plan and with the provisions of the Code (where required in order to be tax-qualified under Section 401(a) of the Code) and ERISA and all other applicable laws, rules and regulations in all material respects; and all necessary governmental approvals for the Benefit Plans have been obtained. Except as set forth in Schedule 3.23, the Benefit Plans that are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

          (d) Administration. Except as set forth in Schedule 3.23, each Benefit Plan has been administered to date in compliance with its terms and the requirements of the Code and ERISA in all material respects. Except as set forth in Schedule 3.23, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in
     Schedule 3.23, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, nor, to the knowledge of the Company, are there any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. Except as set forth in
     Schedule 3.23, future compliance with the requirements of ERISA as in effect on the Closing Date or any collective bargaining agreements to which the Company is a party will not result in any increase in the rate of benefit accrual under any Benefit Plan. The Company's financial statements reflect all of the Company's employee benefit liabilities in a manner satisfying the requirements of FAS 35, 87, 88, 112 and 132. No event has occurred and no condition exists under any Benefit Plan that would subject the Company to any tax under Code Sections 4971, 4972, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B, 4980C, 4980D and 4980E or to a fine under ERISA Section 502(c). All forms, documents and other materials, if any, have been filed with the Securities and Exchange Commission or otherwise distributed as required by the Securities Act of 1933, as amended in connection with Benefit Plans. Except as set forth in
     Schedule 3.23, there are no leased employees (as defined in Section 414(l) of the Code) that must be taken into account under any Benefit Plan.

          (e) Prohibited Transactions. No "PROHIBITED TRANSACTION" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan and which could subject the Company or any of its employees, or a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. Except as set forth in
     Schedule 3.23, no Benefit Plan has been terminated within the last five years. Neither the Company nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject the Company to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (f) Multiemployer Plans. Except as set forth in Schedule 3.23, at no time since January 1, 1992, has the Company been required to contribute to any "MULTIEMPLOYER PENSION PLAN" (as defined in Section 3(37) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer pension plan. Prior to January 1, 1992, the Company did not incur any withdrawal liability under Section 4201 of ERISA.

          (g) Canadian Plans. The term "CANADIAN PLAN" includes all employee benefit plans, bonus, profit sharing, deferred compensation, incentive, stock option, employee stock purchase or other compensation plans or arrangements and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified maintained or contributed to by the Company or any other Common Control Entity for the benefit of any of its officers, employees or other persons in Canada. Schedule 3.23 sets out an accurate and complete list of each Canadian Plan maintained by or contributed to by the Company or any other Common Control Entity since January 1, 1993 (each such plan referred to as a "SCHEDULED CANADIAN PLAN") exclusive of benefits provided pursuant to a collective bargaining agreement. Since January 1, 1992, except as set forth in Schedule 3.23, the Company has delivered to Kellwood accurate and complete copies of (i) each Scheduled Canadian Plan (or, in the case of the unwritten Scheduled Canadian Plan, descriptions thereof) and any amendments thereto, (ii) all financial statements and accounting statements and reports and investment reports for each of the last three years and the two most recent actuarial reports with respect to each Scheduled Canadian Plan; (iii) all reports, returns, filings and material correspondence with any regulatory authority in the last three (3) years with respect to each Scheduled Canadian Plan;
     (iv) each trust agreement and group annuity contract relating to any Scheduled Canadian Plan; (v) collective bargaining agreements or other such contracts.

          Except as set forth in Schedule 3.23, all contributions to, and payments from, the Canadian Plans that may have been required to be made in accordance with the Canadian Plans and, when applicable, have been timely made. There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Pension Plans.

          Except as set forth in Schedule 3.23, the Company and each Canadian Plan (and any related trust agreement or annuity contract or any other funding instrument) comply currently, and have complied in the past, both as to form and operation, in all material respects with the terms of each Canadian Plan.

          Each Canadian Plan has been administered to date in compliance in all material respects with its terms and the requirements of applicable laws, rules and regulations. All reports, returns and similar documents with respect to the Canadian Plans required to be filed with any government agency or distributed to any Canadian Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 3.23, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Canadian Plans), suits or proceedings against or involving any Canadian Plan or asserting any rights or claims to benefits under any Canadian Plan that could give rise to any material liability, nor, to the knowledge of the Company, are there any facts that could give rise to any material liability, nor, to the knowledge of the Company, are there any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (h) Validity and Enforceability. All Welfare Benefit Plans, Pension Benefit Plans, Canadian Plans, related trust agreements or annuity contracts (or any other funding instruments) and all plans, agreements, arrangements and commitments referred to in this Section are legally valid and binding and in full force and effect.

          3.24. LICENSES AND PERMITS. Schedule 3.24 contains an accurate and complete list of each material license, permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization issued to the Company by a foreign, federal, state or local governmental agency (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Company without inquiry, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The Company has all licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in all material respects in order to enable it to own and conduct the Business and to occupy and lease its real property. No violations have been recorded in respect of any Licenses and Permits, and the Company knows of no meritorious basis therefor. No fines or penalties are due and payable in respect of any License or Permit or any violation thereof.

          3.25. MATERIAL CONTRACTS. Schedule 3.25 sets forth an accurate and complete list (or where disclosed on another Schedule to this Agreement, a cross-reference to such Schedule) of all instruments, commitments, agreements, arrangements and understandings related to the Business to which the Company is a party or bound, or by which any of its assets are subject or bound, or pursuant to which the Company is a beneficiary, meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS"):

               (a) Factoring Agreements, Real Estate Leases, Personal Property Leases, Insurance, licenses of Intellectual Property, Software, Employment Contracts, Benefit Plans and Licenses and Permits;

               (b) Any uncompleted contract for capital expenditures or for the purchase of goods or services in excess of $50,000;

               (c) Any uncompleted purchase order, agreement or commitment in an amount in excess of $50,000 entered into other than in the ordinary course of business obligating the Company to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

               (d) Any outstanding financing agreement or other agreement for borrowing money, any instrument evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property, in each case in excess of $50,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability in an amount in excess of $50,000;

               (e) Any outstanding joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits;

               (f) Any outstanding advertising contract not terminable without payment or penalty on sixty (60) days (or less) notice;

               (g) Any outstanding contract with any government or any agency or instrumentality thereof;

               (h) Any outstanding contract with respect to the discharge, storage or removal of effluent, waste or pollutants, other than ordinary nonhazardous waste removal;

               (i) Any outstanding contract, license or royalty agreement related to the use of Intellectual Property requiring payments by the Company in amounts aggregating in excess of $50,000;

               (j)   Any power of attorney, proxy or similar instrument;

               (k) The Charter, By-laws and other organizational or constitutive documents of the Company and any agreement among stockholders of the Company;

               (l) Any outstanding contract for the manufacture of any product of the Business which has a term of one year or more;

               (m) Any outstanding contract for the purchase or sale of any of its assets, other than in the ordinary course or granting an option or preferential rights to purchase or sell any assets;

               (n) Any outstanding contract to indemnify any party or to share in or contribute to the liability of any party;

               (o) Any outstanding contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

               (p) Any outstanding contract containing covenants not to compete in any line of business or with any person in any geographical area;

               (q) Any outstanding contract relating to the acquisition of a business or the equity of any other person;

               (r) Any outstanding contract relating to the purchase or sale of a portion of its requirements or output;

               (s) Any outstanding contract entered into outside the ordinary course of the Business in an amount in excess of $100,000; and

               (t) Any other contract, commitment, agreement, arrangement or understanding related to the Business (other than those excluded by an express exception from the descriptions set forth in subsections (a) through (r) above) which (i) provides for payment or performance by either party thereto having an aggregate value of $100,000 or more, or (ii) is between a Related Party and the Company.

          Accurate and complete copies of each Material Contract have been delivered to Kellwood. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. The Company and, to the knowledge of the Company, each other party (except as set forth on Schedule 3.25) has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. To the knowledge of the Company, no event has occurred which is or, after the giving of notice or passage of time, or both, would constitute, a default under or a breach of any Material Contract by the Company, or, to the knowledge of the Company, by any other party (except as set forth on Schedule 3.25). To the knowledge of the Company, the Company has not received or given notice of an intention to cancel or terminate a Material Contract or, as the result of the breach of such Material Contract by another party thereto, to exercise or not exercise options or rights under a Material Contract. The Company has not received any notice of a default, offset or counterclaim under any Material Contract, or any other communication calling upon the Company to comply with any provision of any Material Contract or ascertaining noncompliance. Except as set forth on Schedule 3.25, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Material Contract, and the Company will have and may enjoy and enforce all rights and benefits under each Material Contract.

          3.26. TAXES. Each of the representations and warranties set forth in this Section 3.26 are subject to the exceptions set forth on
     Schedule 3.26.

          (a) Filings. The Company, and the Subsidiaries (collectively, the "TAXPAYERS") have timely filed, been included in or sent, or will file, be included in or send, all returns, declarations and reports and all information returns and statements (collectively, "RETURNS") required to be filed or sent with respect to all foreign, federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, profits, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "TAXES") for any period ending on or before the Closing Date. As of the time of filing, the Returns correctly reflected, and Returns not yet filed as of the date hereof will correctly reflect, the income, business, assets, operations, activities and status of the relevant Taxpayers and any other information required to be shown thereon. Each Taxpayer has timely paid or made provision for all Taxes shown as due and payable on its Returns required to be filed or sent prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof. All required Tax estimates, deposits, prepayments and similar reports or payments for current periods have been properly made. No Taxpayer is delinquent in the filing of any Return or the payment of any Tax or has requested any extension of time within which to file any Return. The Company has delivered to Kellwood accurate and complete copies of all federal and state income tax Returns for the last three (3) fiscal years. No amended Returns or refund claims have been or are scheduled to be filed by or on behalf of Taxpayer.

          (b) Compliance. The Company has obtained all appropriate sales Tax exemption certificates for all sales made without charging or remitting a sales Tax. Each Taxpayer has withheld amounts from employees and others working for the Company, as required under applicable law, has filed all Returns with respect to employee income Tax withholding and social security and unemployment Taxes in compliance with the tax withholding provisions of the Code and other applicable Laws, and has timely paid all amounts shown as due and payable on such Returns.

          (c) Disputes. There are no Tax liens (other than for Taxes not yet due and payable) on any assets of any Taxpayer and, to the knowledge of the Company, no basis exists for the imposition of any such liens. No adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, asserted or assessed or, to the knowledge of the Company, threatened against any Taxpayer or any member of any affiliated or combined group of which any Taxpayer is or was a member for which the Company could be liable. No Taxpayer has any dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or, to the knowledge of the Company, threatened, and there is no deficiency or refund litigation or controversy in progress or threatened, with respect to any Taxes previously paid by any Taxpayer or with respect to any Returns previously filed by or on behalf of any Taxpayer. No Taxpayer has any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons to represent any Taxpayer with respect to any Tax. No consent, agreement or other undertaking has been filed by any Taxpayer to have the provisions of
     Section 341(f) of the Code apply. No notice or claim has ever been made by a governmental authority in a jurisdiction where Taxpayer does not file Returns that it is or may be subject to Taxes in that jurisdiction. Taxpayer is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Taxes. Taxpayer is not a party to or a beneficiary of any financing, the interest on which is tax exempt under the Code, and none of the assets of Taxpayer is "TAX-EXEMPT USE PROPERTY." As of the Closing Date, Taxpayer is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of
     Section 280G of the Code.

          (d) Adequacy of Reserves. The Company has, or will have on the Closing Date adequate accruals for all Taxes for all periods ending on or prior to the Closing Date and for any period beginning before the Closing Date and ending after the Closing Date in respect of the portion of such period up to the Closing Date. Following the Closing, the Company shall have no liability for Taxes of any kind for such periods in excess of the provisions or reserves for such Taxes shown on the Financial Statements or, with respect to periods ending after August 31, 1998, incurred in the ordinary course of the Business.

          3.27. PRODUCT WARRANTY. All products manufactured, marketed, distributed, shipped or sold by the Company have been in conformity in all material respects with all applicable contractual commitments and all expressed or implied warranties. No material liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries. Schedule 3.27 sets forth an accurate and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Company. No products heretofore manufactured, marketed, distributed, shipped or sold by the Company are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth in Schedule 3.27. All warranties are in conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws. The product warranty and return experience for the three (3) years ended November 30, 1997 and the interim period through the date hereof is set forth in
     Schedule 3.27. The product warranty reserves, if any, on the Company's financial statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which the Company is aware.

          3.28. PRODUCT LIABILITY. Schedule 3.28 sets forth an accurate and complete list of all existing and unresolved claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property or economic damage as a result of the ownership, possession or use of any product manufactured, marketed, distributed, shipped or sold by the Company prior to the Closing Date. Except as set forth in Schedule 3.28, the Company will not be subject to any claim, expense, liability or obligation arising from any injury to person or property or economic damage as a result of ownership, possession or use of any product manufactured, marketed, distributed, shipped or sold by the Company prior to the Closing Date. All existing claims are fully covered by product liability insurance or otherwise provided for. There have been no recalls, and none are threatened or pending, and no report has been filed or is required to have been filed with respect to any products of the Business under the Consumer Products Safety Act, as amended, or under any other law, rule or regulation. To the knowledge of the Company, no circumstances exist involving the safety aspects of the Business' products which would cause any obligation to report to any Federal, state or local agency. Except as set forth on Schedule 3.28, there are no, and within the last 12 months there have not been any, actions or claims relating to product liability against or involving the Company or any of its products and no actions or claims have been settled, adjudicated or otherwise disposed of within the last 12 months.

          3.29. LEGAL PROCEEDINGS. Except as set forth in Schedule 3.29, the Company is not engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements; and, upon due inquiry, the Company does not know, anticipate or have notice of any basis for any such action. Except as set forth on Schedule 3.29, the Company has not received notice of any investigation threatened or contemplated by any Laws, including those involving the safety of products, the working conditions of employees, the Company's employment practices or policies, or compliance with environmental regulations. Neither the Company, nor any of its assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator. The Company has not received any demand letters from an attorney or other legal representative of a claimant, which, individually or in the aggregate, would (if adversely determined) have a Company Material Adverse Effect. Except as set forth on Schedule 3.29, no insurance company has asserted in writing that such action is not covered by the applicable policy relating thereto.

          3.30.   ENVIRONMENTAL MATTERS.

          (a) The ownership, use and operation by the Company and its predecessors of all real property and each facility on site used by the Company has been and on the Closing Date will be in compliance with all federal, state and local environmental and anti-pollution statutes, statutes, laws, ordinances, rules, standards, orders, moratoria and regulations, including the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Air Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Hazardous Material Transportation Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, the Oil Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, ("CERCLA") and the Occupational Safety and Health Act, as amended, any state or local counterpart thereof and all rules and regulations implementing any of the foregoing (collectively referred to as "ENVIRONMENTAL LAWS").

          (b) No action, suit, claim, demand, proceeding, investigation, complaint, arbitration or charge alleging failure to comply with, violation of or liability under any Environmental Laws (collectively, an "ENVIRONMENTAL CLAIM") has been made and the Company has not received any notice alleging an Environmental Claim and. to the knowledge of the Company, there is no meritorious basis therefore. The Company has not received a request for information pursuant to an Environmental Law. The Company has no duty, responsibility, liability or obligation under any Environmental Law, to effect compliance with or discharge any duty, responsibility, liability or obligation under any Environmental Laws. Except as set forth in Schedule 3.30, there has not been, and is not occurring, at any facility or site operated, or previously owned or operated, by the Company or any Subsidiary, any Release or threatened Release of any Hazardous Substance or petroleum, including crude oil or any fraction thereof, nor, to the knowledge of the Company, has such a Release occurred. The Company has not applied or disposed of any Hazardous Substance or petroleum, including crude oil or any fraction thereof, in any manner which may form the basis for any present or future Environmental Claim at any facility, site, location or body of water, surface or subsurface nor, to the knowledge of the Company, has such an application or disposal occurred.

          (c) To the knowledge of the Company, the Company has never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, Solid Waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to the CERCLA or any similar state or local law, (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect Removal or take Remedial Action.

          (d) The Company does not store, generate or produce any Hazardous Substance or Hazardous Waste.

          (e) Except as set forth in Schedule 3.30, there has not been any contamination of groundwaters, surface waters, soils or sediments, as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of the Company of any product or substance on or prior to the Closing Date in violation of Environmental Laws.

          (f) Schedule 3.30 sets forth an accurate and complete list of all environmental audits or assessments or occupational health studies undertaken by or on behalf of the Company, a governmental agency with respect to the Company or its assets, employees, facilities, sites or other properties, the results of groundwater and soil testing, the results of underground fuel, water or waste tank tests and soil samples, written communications with Federal, state or local governments on environmental matters, and OSHA citations in each case since November 30, 1995.

          (g)   To the knowledge of the Company, except as set forth in
     Schedule 3.30, there are no Hazardous Substances, Hazardous Wastes, Solid Wastes, tanks, containers, cylinders, drums or cans buried, stored or deposited in or on any real property facility or site currently or formerly owned or operated by the Company. To the knowledge of the Company, there has not been located on or disposed of on any facility or site owned or operated by the Company during any period of such ownerships or operations, or, to the knowledge of the Company, at any other time: any polychlorinated biphenyl; any compound or material containing any polychlorinated biphenyl; or any equipment, article or item using, containing, or made up in whole or in part of any polychlorinated biphenyl.

          (h) Schedule 3.24 lists all permits, certificates, approvals, authorizations, licenses and registrations required to own or operate the Company and the Business or any facility or site under any Environmental Law ("ENVIRONMENTAL PERMITS"). The Company has all Environmental Permits and is in compliance with all terms and conditions thereof. All Environmental Permits are in full force and effect, and the Company has not received any notice alleging an Environmental Claim with respect thereto. The Company has not breached, defaulted under or violated any of the Environmental Permits.

          (i)   To the knowledge of the Company, except as set forth in
     Schedule 3.30, no underground storage tanks, as defined in RCRA or under applicable state law, are present on any property operated by or on behalf of the Company at any location, and, to the Company's knowledge, no such tanks were previously abandoned or removed.

          (j) To the knowledge of the Company, there is no environmental substance or other condition or use of any property at which the Company operates the Business, whether natural or manmade, which poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment in violation of Environmental Laws.

     The Company expressly warrants that the representations and warranties contained in this Section 3.31 apply not only to the present locations of its business, but all prior locations as well. As used in this Agreement, the terms "REMOVAL," "REMEDIAL ACTION," "FACILITY," "RELEASE," "HAZARDOUS SUBSTANCE," "HAZARDOUS MATERIALS," "NATIONAL PRIORITIES LIST," "HAZARDOUS WASTE" and "SOLID WASTE" shall have the same meaning as those terms are given in Environmental Laws.

          3.31. COMPLIANCE WITH LAW. The Company is in compliance in all material respects with all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations, except as otherwise provided in this Agreement and except for such violations as do not materially impair or interfere with the use of the Company's assets. No notice from any governmental body or other person of any violation of any statute, code, ordinance, law, rule or regulation or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the Company has been served, and the Company knows of no meritorious basis therefor. Neither the Company, nor, to the knowledge of the Company, any officer or employee of the Company, nor, to the knowledge of the Company any other person acting on behalf of the Company, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which the Company or any officer, employee or other person should have known were not legal for the payee or the recipient of the services to receive, (c) has received any payments, services or gratuities which were not legal to receive or which the Company or such person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts, (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made illegal payments to obtain or retain business.

          3.32. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected on the Financial Statements, or another Schedule attached hereto, the Company does not and will not have any material indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the Company or the ownership, possession or use of its assets through the Closing Date, other than in the ordinary course of the Business on terms and conditions and in amounts consistent with past practices pursuant to the agreements and other documents referred to herein.

          3.33. BROKERS. The Company has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

          3.34. DISCLOSURE. The representations and warranties of the Company and the Stockholders contained in this Agreement are accurate and complete in all material respects, and do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

          3.35. POOLING OF INTERESTS; REORGANIZATIONS. To the knowledge of the Company, the Company has not (a) taken any action (or failed to take any action) that would prevent the treatment of the transactions contemplated hereby as a pooling of interest for accounting purposes or
     (b) take any action (or failed to take any action) which would prevent the qualification of the Merger as a reorganization within the meaning of
     Section 368(a) of the Code.

          3.36. REQUIRED VOTE OF THE COMPANY STOCKHOLDERS. The affirmative vote of the holders of at least seventy percent (70%) of the voting power of all outstanding shares of Common Stock of the Company is required to approve this Agreement and to effect the Merger. No other vote of the securityholders of the Company is required by law, the Company Charter or By-laws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

          3.37. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by the Company or the Stockholders for inclusion or incorporation by reference in the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") and the Joint Proxy Statement and Prospectus included therein (together with any amendments and supplements thereto, the "JOINT PROXY STATEMENT") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or the Stockholders shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the Securities and Exchange Commission (the "SEC") and, as required by law, disseminated to the stockholders of the Company and Kellwood. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                                     ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                                  KELLWOOD AND SUB

          Each of Kellwood and Sub hereby represents and warrants to the Company and the Stockholders as of the date hereof, and as of the Closing Date, as follows:

          4.1. AUTHORITY. Each of Kellwood and Sub has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Kellwood and Sub to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. The Kellwood Common Stock delivered at Closing will be duly authorized by all necessary corporate action of Kellwood and when issued at Closing, will be validly issued, fully paid, non-assessable and free of preemptive rights and will be free and clear of all liens and encumbrances, except as may arise from any action taken by the stockholders of the Company.

          4.2. VALIDITY. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by each of Kellwood and Sub and constitute lawful, valid and legally binding obligations of Kellwood and Sub, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Kellwood or Sub and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the charter or By-laws of Kellwood or Sub, (b) any contract, agreement, permit, license or other instrument to which Kellwood or Sub is a party or by which either of them is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Kellwood or Sub. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Kellwood or Sub of this Agreement or the consummation by Kellwood or Sub of the transactions contemplated hereby, except for (a) filings or consents required pursuant to the HSR Act, (b) filing the Certificate of Merger by the Delaware Secretary of State, (c) filing of the Registration Statement and Joint Proxy Statement with the SEC and the declaration of effectiveness thereof by the SEC or other action by the SEC in connection therewith and (d) filings to authorize listing and trading of the Kellwood Common Stock on The New York Stock Exchange (the "NYSE").

          4.3. DUE ORGANIZATION. Each of Kellwood and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Each of Kellwood and Sub is duly qualified to do business and good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or liabilities of Kellwood and its consolidated subsidiaries taken as a whole (a "KELLWOOD MATERIAL ADVERSE EFFECT").

          4.4. BROKERS. Kellwood has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

          4.5. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by Kellwood or Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Kellwood, its officers and directors, the Company or the Stockholders shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Kellwood and the Company. The Registration Statement will comply (with respect to Kellwood) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Kellwood) as to form in all material respects with the provisions of the Exchange Act.

          4.6. OPINION OF FINANCIAL ADVISOR. Kellwood has received the written opinion of Credit Suisse First Boston Corporation, dated the date hereof, to the effect that, as of the date hereof, the amount of shares of Kellwood Common Stock to be issued in the transaction is fair to Kellwood from a financial point of view (the "KELLWOOD FAIRNESS OPINION").

          4.7. REQUIRED VOTE OF KELLWOOD STOCKHOLDERS. The affirmative vote of a majority of the shares present in person or by proxy at Kellwood Stockholder Meeting (as hereinafter defined) and entitled to vote on the Share Issuance is required to approve the Share Issuance. No other vote of the securityholders of Kellwood is required by law, Kellwood charter or Kellwood By-laws or otherwise in order for Kellwood to consummate the Merger and the transactions contemplated hereby.

          4.8. CAPITALIZATION OF KELLWOOD AND SUB. The authorized capital stock of Kellwood consists of 50,000,000 authorized shares of common stock, par value $.01 per share and 500,000 shares of preferred stock. Nonvoting share purchase rights, exercisable upon satisfaction of certain conditions, entitle the holder to purchase Series A Junior Preferred Stock, or under certain circumstances, common stock at prices specified in the Rights Agreement between Kellwood and New York Trust Company, as successor to Centerre Trust Company of St. Louis, dated June 24, 1986, as amended (the "KELLWOOD POISON PILL"). The consummation of the Merger in accordance with this Agreement will not trigger the Kellwood Poison Pill.

          4.9. KELLWOOD COMMISSION REPORTS. Kellwood has timely filed with the SEC and furnished or made available to the Company all periodic reports, registration statements, annual reports to stockholders, proxy statements and other information required to be filed by it since May 1, 1995 under the Securities Act and Exchange Act (such registration statements, periodic reports and other documents, together with any amendments thereto, are sometimes collectively referred to as the "KELLWOOD SEC FILINGS"). The Kellwood SEC Filings (a) did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates, and (b) complied as of their respective dates in all material respects with the applicable requirements of the Securities Act and Exchange Act and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements of Kellwood, including the notes thereto, included in the Kellwood SEC Filings (the "KELLWOOD FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Kellwood at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end, audit adjustments). Since April 30, 1998, neither Kellwood nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies which (a) are reflected on the audited consolidated balance sheet of Kellwood and its Subsidiaries as at April 30, 1998 (including the notes there) or (b) which (i) were incurred in the ordinary course of Kellwood's business after April 30, 1998 and consistent with past practices, (ii) are disclosed in the Kellwood SEC Filings filed after April 30, 1998 and (iii) would not, individually or in the aggregate, have a Kellwood Material Adverse Effect. Since April 30, 1998, there has been no change in Kellwood's accounting (including tax accounting) policies, practices or procedures of Kellwood or any of its subsidiaries, except as described in the notes to the Kellwood Financial Statements.

          4.10. ACCOUNTING MATTERS; REORGANIZATION. Neither Kellwood nor any of its affiliates has taken or agreed to take any action that would (a) prevent Kellwood from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          4.11. NO MATERIAL ADVERSE CHANGE. Since April 30, 1998, except as otherwise disclosed in the Kellwood SEC Filings, there has been no change in the business or financial condition of Kellwood which would reasonably be expected to have a Kellwood Material Adverse Effect or a material adverse effect on Kellwood's ability to consummate the Merger.

          4.12. DISCLOSURE. The representations and warranties of Kellwood and Sub contained in this Agreement and each Schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein are accurate and complete in all material respects, and do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

          4.13. NO PLAN OR INTENTION TO REACQUIRE STOCK. Kellwood has no present plan or intention to reacquire any of its stock issued in the Merger.

          4.14. CONTROL. Kellwood has no present plan or intention to cause the Company to issue additional shares of its stock that would result in Kellwood losing control of the Company within the meaning of
     Section 368(c) of the Code.

          4.15. NO PLAN TO DISPOSE OF COMPANY ASSETS OR STOCK. Kellwood has no present plan or intention to liquidate the Company, to merge the Company with or into another corporation, to sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Kellwood, or to cause the Company to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business and transfers of assets to a corporation controlled by the Company.

          4.16. CONTINUITY OF BUSINESS ENTERPRISE. Kellwood has no present plan or intention to take any action that would discontinue the Company's historic business or discontinue the use of a significant portion of the Company's historic business assets in a business for purposes of Treasury Regulations Section 1.368-1(d).

          4.17. SUBSTANTIALLY ALL OF SUB'S ASSETS TRANSFERRED. Following the Merger, the Company will hold at least 90% of the fair market value of the net assets of Sub and 70% of the fair market value of the gross assets of Sub.

                                      ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS AND
                 THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS

          The Company and each of the Stockholders hereby agree to keep, perform and fully discharge the following covenants and agreements.

          5.1. INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, the Company shall, and the Stockholders shall use their reasonable best efforts to cause the Company to, use its reasonable best efforts to preserve, protect and maintain the Company and its assets, and operate the Company consistent with prior practice and in the ordinary course of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by Kellwood or as set forth on Schedule 5.1, the Company shall, and the Stockholders shall use their reasonable best efforts to cause the Company to:

               (a) maintain inventories at levels adequate for the Business and in accordance with past inventory practices of the Company, and maintain the properties of the Business and the Company's assets in good repair, order and condition, reasonable wear and tear excepted;

               (b) maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Business, all liability and other casualty insurance, and all bonds on personnel, presently carried;

               (c) preserve intact the organization and reputation of the Company and keep available the services of the present executives, employees and agents of the Company and preserve the good will of suppliers, customers and others having business relationships with the Company;

               (d) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

               (e) except in the ordinary course the Business in accordance with past practice, and except as provided in Section 5.11, not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any executives or employees of the Business;

               (f) not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract;

               (g) not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary and regular course of the Business;

               (h) not declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company;

               (i) not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

               (j) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims, except in the ordinary course of the Business;

               (k) not authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class; provided, however, the Company may issue additional shares of its capital stock upon the exercise of options and warrants outstanding on the date of this Agreement;

               (l) not redeem or otherwise acquire any capital stock of the Company;

               (m) not take any action or fail to take any reasonable action which would prevent Kellwood from accounting for the transactions contemplated hereby as a pooling of interests; or

               (n) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities and contractual and other obligations incurred in the ordinary course of business.

          From the date hereof through the Closing, representatives of the Company shall confer on a regular and frequent basis with one or more designated representatives of Kellwood to report material operational matters and the general status of on-going operations of the Business. The Company shall promptly notify Kellwood of any material change in the financial condition, results of operations, properties, business or prospects of the Business and shall keep Kellwood fully informed of such events and permit Kellwood's representatives to participate in all discussions relating thereto.

          5.2. ACCESS. From the date hereof through the Closing Date, the Company shall, and the Stockholders shall cause the Company to, give Kellwood and its representatives reasonable access to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Company shall furnish Kellwood with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Kellwood may from time to time request. In particular, the Company shall (a) afford to the officers, employees, attorneys, accountants, appraisers, environmental engineers and other authorized representatives of Kellwood reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Company in order that Kellwood may have full opportunity to make such engineering, environmental, legal, financial, accounting and other reviews or investigations of the Company, the Business and the products as Kellwood shall desire to make, (b) request its independent public accountants to permit Kellwood's independent public accountants to inspect their work papers and other records relating to the Company, the Business, its assets and the products, and (c) furnish, and cause the officers and employees of the Company to furnish, to Kellwood and its authorized representatives all additional financial and operating data and other information regarding their assets, properties, rights, claims, contracts, goodwill and business as Kellwood shall from time to time request.

          5.3.   CONFIDENTIALITY.  After the Closing Date, no Stockholder shall
     (a) retain any document, databases or other media embodying any confidential or proprietary know-how which constitutes a part of the Company or its assets or use, publish or disclose to any third person any confidential or proprietary know-how or (b) use, publish or disclose any confidential or proprietary information concerning Kellwood or the Company. In the event of any termination of this Agreement, (i) the Company and the Stockholders shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information concerning Kellwood or its business or products obtained pursuant to or in connection with the transactions which are the subject matter of this Agreement, unless the information is or becomes a matter of public knowledge through no fault of the Company or any Stockholder or can be shown to have been in the possession of the Company or any Stockholder prior to disclosure by Kellwood, and (ii) the Company and the Stockholders shall promptly return to Kellwood, upon written request, all written information and documents regarding Kellwood received from any other party, its affiliates, accountants or counsel, in connection with such transactions, including all copies thereof. Notwithstanding the foregoing, GS Capital Partners, L.P., Stone Street Fund 1994, L.P. and Bridge Street Funds 1994 (collectively, the "GS FUND STOCKHOLDERS") may retain information and documents concerning the Company and its Subsidiaries, Kellwood and the transactions contemplated hereunder and may disseminate to their partners and fund participants such information and documents in accordance with general practice or to the extent required by applicable law. The provisions of this Section 5.3 shall survive any termination of this Agreement.

          5.4.   HSR ACT FILING AND OTHER CONSENTS.

          (a)   As promptly as possible, but in any event not later than ten
     (10) business days after the execution hereof, the Company (and, to the extent necessary, stockholders) shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") a premerger notification in accordance with the HSR Act with respect to the transactions contemplated pursuant to this Agreement. The Company shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

          (b) Prior to the Closing Date, the Company shall use its reasonable best efforts to, and the Stockholders shall use their reasonable best efforts to cause the Company to, obtain at the earliest practicable date and in any event before the Closing all other governmental consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by them or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by Kellwood.

          (c) On or prior to the Closing Date, the Company shall , with the advice, cooperation and consent of Kellwood, develop and use commercially reasonable efforts to implement a strategy to obtain all such waivers and consents under any indenture, loan agreement or security agreement to which the Company or any Subsidiary is a party as are necessary to prevent a breach or violation of, or default under, any such indenture, loan agreement or security agreement as a result of the consummation of the transactions contemplated hereby.

          5.5. WAIVER OF RECOURSE. The Stockholders undertake (if any claim is made against them in connection with the transactions contemplated hereby) not to make any claim against the Company or any past or present director or employee of the Company on whom Stockholders may have relied before agreeing to any of the terms of this Agreement.

          5.6. NOTICE OF DEVELOPMENTS. Prior to the Closing Date, the Company will give prompt written notice to Kellwood of (i) any breach of any of the Company's representations and warranties in Article III and
     (ii) any material failure of the Company or a Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by any party pursuant to the preceding sentence, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant or to limit or otherwise affect the remedies available hereunder to Kellwood. Notwithstanding the foregoing, between the date hereof and a date three (3) business days prior to the Closing, the Company may update and supplement the Schedules hereto to reflect changes and developments which occur between the date hereof and such date. Kellwood, in the reasonable exercise of its discretion, may deem any such update or supplement to constitute a breach of the applicable representation, warranty or covenant of the Company or any Stockholder hereunder (entitling Kellwood to indemnification under Article X hereof following Closing) or, if it reflects the occurrence of a Company Material Adverse Effect or jeopardizes the treatment of the Merger as a pooling of interests for accounting purposes, a cause for termination under
     Section 9.1.

          5.7. TRADING IN KELLWOOD. Except as otherwise expressly consented to by Kellwood in writing, from the date of this Agreement until the Closing neither the Company, nor the Stockholders, nor the Related Parties will, directly or indirectly, purchase or sell (including short sales) any shares of Kellwood Common Stock in any transactions effected on The New York Stock Exchange, the Nasdaq Stock Market or otherwise.

          5.8. ALTERNATIVE PROPOSALS. The Company and the Stockholders hereby agree as set forth below:

               (a) After the date hereof and prior to the Closing Date or earlier termination of this Agreement, the Company and the Stockholders shall not, and the Company shall not permit any of the Related Parties to, and the Company and the Stockholders shall cause each officer, director and employee of such party, and each attorney, accountant, investment banker, financial advisor and other agent retained by them, not to, directly or indirectly, initiate, solicit or encourage or take any other action to knowingly facilitate or intentionally engage in any discussion in relation to, any inquiries or the submission of any proposal or offer to acquire or operate all or any material part of the Company or the Business or to acquire any person, whether by merger, share exchange, purchase of stock, purchase of assets, tender offer, joint venture or otherwise, and whether for cash, securities or any other consideration or combination thereof, if such transaction would be materially inconsistent with or preclusive of the transactions contemplated hereby (any such inconsistent or preclusive transaction being referred to herein as an "ALTERNATIVE TRANSACTION"). The Company and the Stockholders will immediately cease and cause to be terminated any existing initiation, solicitation, encouragement, discussions or negotiations with parties other than Kellwood or the Sub with respect to Alternative Transactions.

               (b) Notwithstanding the provisions of Section 5.8(a), in response to a proposal for an Alternative Transaction (an "ALTERNATIVE PROPOSAL") that is unsolicited and made after the date hereof, the Company and the Stockholders may furnish information to, or enter into discussions or negotiations with (x) any person or entity that makes an Alternative Proposal that the Board of Directors of the Company concludes in good faith (i) is reasonably capable of being completed, taking into account all known legal, financial, regulatory and other aspects of the Alternative Proposal and the person making the Alternative Proposal, and (ii) would, if consummated, result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated hereby (any such more favorable Alternative Proposal being referred to herein as a "SUPERIOR PROPOSAL") if, and only to the extent that, prior to taking such action, the Company provides reasonable notice to Kellwood to the effect that it is taking such action, or (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form.

          5.9. STOCKHOLDERS' AGREEMENTS. Each Stockholder hereby agrees that unless and until this Agreement is terminated pursuant to the provisions of Section 9.1 hereof (a) at the Company Stockholder Meeting (as hereinafter defined) (or any adjournment thereof) or any other circumstances upon which a vote , consent or any other approval with respect to the Merger or this Agreement is sought, the Stockholder will vote (or cause to be voted) those shares of Company Common Stock owned by such Stockholder as of the date hereof and any other shares of capital stock of the Company acquired by such Stockholder after the date hereof ("SUBJECT SHARES") in favor of the Merger, the adoption of this Agreement and the approval of the terms hereof and any other transactions contemplated hereby; (b) at any Company Stockholder Meeting or at any adjournment thereof or in any circumstances upon which the Stockholder's vote, consent, or other approval is sought, the Stockholder will vote (or cause to be voted) the Subject Shares against any amendment of the Amended and Restated Certificate of Incorporation or the By-laws of the Company, which amendment would in any manner impede, frustrate, prevent or nullify the Merger, or this Agreement or the transactions contemplated hereby or change in any manner the voting rights of any class of capital stock of the Company; (c) the Stockholder will not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other agreement (including in profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, will not commit or agree to take any of the foregoing actions; and (d) each Stockholder will take all steps necessary under the Company Stockholder Agreement to carry out the foregoing, including amending, terminating and otherwise modifying such Agreement. The foregoing agreement is not intended to limit the action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company or otherwise under applicable law.

          5.10. REASONABLE BEST EFFORTS. The Company and the Stockholders (subject to the fulfillment of their fiduciary duties to the Company and its stockholders) shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with their obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, the Company and the Stockholders (subject to the fulfillment of their fiduciary duties to the Company and its stockholders) shall use their reasonable best efforts to fulfill the conditions to their obligations hereunder and to cause their representations and warranties to remain true and correct in all material respects as of the Closing Date.

          5.11. TERMINATION OF 401(K) PLANS. Prior to the Closing Date, the Stockholders shall cause (a) the Directors of the Company to adopt a resolution that is customary and that is mutually agreed upon that terminates the Koret Employees' Profit Sharing Plan effective immediately prior to the Closing Date, and the Company shall notify plan participants of such termination by letter that is customary and that is mutually agreed upon (with such changes as Kellwood may reasonably request), and
     (b) the Directors of New Campaign, Inc. to adopt a resolution that is customary and that is mutually agreed upon that terminates the New Campaign, Inc. Employee Profit Sharing Plan effective immediately prior to the Closing Date, and Campaign, Inc. shall notify plan participants of such termination by letter that is customary and that is mutually agreed upon (with such changes as Kellwood may reasonably request).

                                     ARTICLE VI

                                COVENANTS OF KELLWOOD

          Kellwood hereby agrees to keep, perform and fully discharge the following covenants and agreements.

          6.1.   HSR ACT FILING AND OTHER CONSENTS.

          (a)   As promptly as possible, but in any event not later than ten
     (10) business days after the execution hereof, Kellwood shall file with the FTC and the Antitrust Division a pre-merger notification in accordance with the HSR Act with respect to the transactions contemplated hereby. Kellwood shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.
     Kellwood shall pay its HSR filing fee.

          (b) Kellwood shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its appropriate affiliates to, obtain or make at the earliest practicable date and in any event before the Closing all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by it or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by the Company.

          6.2. BEST EFFORTS. Kellwood shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Kellwood shall use its reasonable best efforts to fulfill the conditions to its own and any affiliate's obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date.

          6.3.   INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) From and after the Effective Time, Kellwood shall indemnify, defend and hold harmless the present and former officers and directors of the Company in respect to acts or omissions occurring prior to the Effective Time to the fullest extent permitted by Delaware law, including with respect to taking all actions necessary to advance expenses to the extent permitted by Delaware law.

          (b) Kellwood shall use all reasonable efforts to cause the Surviving Corporation or Kellwood to obtain and maintain in effect for a period of six years after the Effective Time policies or directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies for the benefit of Kellwood's officers and directors.

          6.4. SUB. Prior to the Effective Time, Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, and will not have any assets (other than a de minimis of cash paid to Sub for the issuance of its stock to Kellwood) or any material liabilities.

          6.5. ACCESS. From the date hereof until the earliest to occur of the Closing or the termination of this Agreement, Kellwood shall permit representatives of the Company to have appropriate access at all reasonable times to Kellwood's premises, properties, books, records, contracts and documents. No investigation conducted pursuant to this
     Section 6.5 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          6.6. NOTICE OF DEVELOPMENTS. Kellwood shall give prompt written notice to the Company and the Stockholders of (i) any breach of any Kellwood representation or warranty contained in Article IV and (ii) any material failure of Kellwood to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by Kellwood pursuant to the preceding sentence, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant or to limit or otherwise affect the remedies available hereunder to the Company. Notwithstanding the foregoing, between the date hereof and a date three
     (3) business days prior to the Closing, Kellwood may update and supplement the Kellwood SEC filings to reflect changes and developments which occur between the date hereof and such date. The Company and/or the Stockholders, in the reasonable exercise of their discretion, may deem any such update or supplement to constitute a breach of the applicable representation, warranty or covenant of Kellwood hereunder (entitling the Company and/or the Stockholders to indemnification under Article X hereof following Closing) or, if it reflects the occurrence of a Kellwood Material Adverse Effect, a cause for termination under Section 9.1.

          6.7.   EMPLOYEES AND EMPLOYEE BENEFITS.

          (a) For the period beginning on the Effective Time and ending on the earlier of December 31, 1999 or the date that is one year from the Effective Time, Kellwood and its affiliates shall provide Company Employees (as defined below) with Kellwood's 401(k) Plan and (i) health and medical benefits, and (ii) other employee benefits that are, in the case of each such category of benefits, substantially similar to the current benefits provided. From and after the Effective Time, Kellwood and its affiliates shall honor, in accordance with their terms and except to the extent amended or terminated in accordance with such terms, all plans and all contracts, plans, and programs providing for compensation or benefits for Company Employees.

          (b) From and after the Effective Time, Kellwood shall treat all service by the Company Employees with the Company and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with Kellwood (except to the extent such treatment would result in benefit accruals under a defined benefit pension plan (as such term is defined under ERISA) for periods prior to the Closing Date), and, with respect to any medical or dental benefit plan in which Company Employees participate after the Effective Time, Kellwood shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a Company benefit plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Kellwood and subsidiaries.

          (c) Nothing in this Section 6.7 shall be construed to impose upon Kellwood and its affiliates any obligation to continue the employment of any Company Employee following the Effective Time (other than pursuant to the terms of an agreement between a Company Employee and the Company or a Subsidiary thereof in effect on the date of the Effective Time). For purposes of this Section 6.7, "COMPANY EMPLOYEES" shall mean persons who are, as of the Effective Time, employees of the Company or any of its Subsidiaries, other than employees whose terms and conditions of employment are covered by a collective bargaining agreement.

          6.8. CONFIDENTIALITY. In the event that for any reason this Agreement is terminated and the Merger does not occur, neither Kellwood nor any of its affiliates shall (a) retain any document, databases or other media embodying any confidential or proprietary know-how which constitutes a part of the Company or its assets or use, publish or disclose to any third person any confidential or proprietary know-how or
     (b) use, publish or disclose any information concerning the Company or its Subsidiaries. In the event of any termination of this Agreement, (i) Kellwood shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any confidential or proprietary information concerning the Company or its business or products obtained pursuant to or in connection with the transactions which are the subject matter of this Agreement, unless the information is or becomes a mater of public knowledge through no fault of Kellwood or can be shown to have been in the possession of Kellwood prior to disclosure by Kellwood, and (ii) Kellwood shall promptly return to the Company, upon written request, all written information and documents received from any other party, its affiliates, accountants or counsel, in connection with such transactions, including all copies thereof. The provisions of this
     Section 6.8 shall survive any termination of this Agreement.

          6.9. LABOR AGREEMENT COMPLIANCE. After the Closing Date, Kellwood shall cause the Company (or a Subsidiary thereof, as applicable) to honor and abide by each collective bargaining agreement then existing between the Company or a Subsidiary thereof, as applicable) and a labor organization until the expiration of the term of such agreement and, to the extent required by applicable Law, thereafter.

          6.10. INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, Kellwood shall use its reasonable best efforts to preserve, protect and maintain Kellwood and its assets, and operate Kellwood consistent with prior practice and in the ordinary course of its business.

                                     ARTICLE VII

                                ADDITIONAL AGREEMENTS

          7.1.   Stockholder Meetings.

          (a) The Company and Kellwood will each, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (respectively, the "COMPANY STOCKHOLDER MEETING" and the "KELLWOOD STOCKHOLDER MEETING" and, collectively, the "STOCKHOLDER MEETINGS") for the purpose of considering the approval of this Agreement and the Merger (in the case of the Company) and the issuance of the shares of the Kellwood Common Stock pursuant to this Agreement (the "SHARE ISSUANCE") (in the case of Kellwood). The Company and Kellwood shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

          (b) Kellwood shall, through its Board of Directors, recommend to its stockholders approval of the Share Issuance, subject to applicable fiduciary duties, and use its reasonable best efforts to obtain such approval by its stockholders and shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to the Company, such recommendation, except if in the reasonable good faith judgment of Kellwood's Board of Directors, on the basis of the advice of outside legal counsel of Kellwood, or the failure to withdraw or modify, such recommendation would violate the fiduciary duties of such Board of Directors to Kellwood's stockholders under applicable law. The Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger, subject to applicable fiduciary duties, and use its reasonable best efforts to obtain such approval by its stockholders and shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Kellwood, such recommendation.

          7.2. POOLING OF INTERESTS; REORGANIZATION. From the date hereof through the Effective Time, unless the other party shall otherwise agree in writing, none of the Stockholders, Kellwood, the Company or any of their respective Subsidiaries shall (a) knowingly take or fail to take any action which action or failure would prevent the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would prevent the qualification of the Merger as a reorganization within the meaning of
     Section 368(a) of the Code. Between the date of this Agreement and the Closing, the Stockholders, Kellwood and the Company each shall take, or cause to be taken, all actions reasonably necessary in order for the Merger to be treated as a pooling-of-interests for accounting purposes, including providing appropriate and customary representation letters from each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for pooling-of-interests accounting treatment) to the accountants of the Company or Kellwood, as appropriate, so as to enable Kellwood to obtain a letter, in form and substance reasonably satisfactory to Kellwood and the Company, from Pricewaterhouse Coopers LLP dated the Closing Date stating that they concur with Kellwood management's conclusion that the Merger will qualify as a transaction to be accounted for by Kellwood in accordance with the pooling-of-interests method of accounting. After the Closing Date, Kellwood shall not take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          7.3. PREPARATION OF THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT. The Company and Kellwood shall promptly prepare and file with the SEC the Joint Proxy Statement and Kellwood shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Kellwood shall, with the cooperation of the Company, prepare and include in the Registration Statement appropriate provisions (including a resale prospectus) under the Securities Act such that persons who receive shares of Kellwood Common Stock in the Merger and who are "AFFILIATES" of the Company and/or Kellwood under the Securities Act may utilize the Registration Statement to resell publicly such shares of Kellwood Common Stock in compliance with the Securities Act. Each of Kellwood and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Kellwood and the Company shall mail the Joint Proxy Statement to its respective stockholders. Kellwood shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Kellwood Common Stock in the Merger and the resale of shares of Kellwood Common Stock by selling security holders pursuant to the resale provisions of the Registration Statement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action and in the case of Company stockholders whose shares of Kellwood Common Stock are registered for resale thereunder, information typically provided by selling security holders. Kellwood shall take all action necessary to list on the New York Stock Exchange the shares of Kellwood Common Stock issuable in the Merger. Kellwood shall take all action necessary to maintain and supplement the Joint Proxy and Registration Statement to enable stockholders issued Kellwood Common Stock to freely resell such shares and to fulfill any prospectus delivery requirement under the Securities Act in connection therewith, in each case, for so long as such stockholder may not freely resell his Kellwood Common Stock without an effective Registration Statement under the Securities Act (without giving effect to sales under Rules 144 or 145 under the Securities Act).

                                    ARTICLE VIII

                         CONDITIONS PRECEDENT TO THE MERGER

          8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company's charter and the Company's By-laws and the Company Stockholder Agreement, and the Share Issuance shall have been approved by the requisite vote of the stockholders of Kellwood in accordance with applicable rules of the NYSE, applicable Law and the Kellwood charter and the Kellwood By-laws; and

               (b) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Kellwood or the Company, threatened by the SEC.

          8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

               (a) Accuracy of Warranties and Performance of Covenants. The representations and warranties of Kellwood contained herein shall be true and correct as if made on and as of the Closing Date, except for changes in the ordinary course of Kellwood's business or contemplated by this Agreement and except for such breaches, inaccuracies or omissions of such representations and warranties which (i) have neither had nor reasonably would be expected to have a Kellwood Material Adverse Effect and/or (ii) would not jeopardize the qualification of the Merger as a reorganization within the meaning of Section 358(a) of the Code. Kellwood shall have performed all of the obligations and complied in all material respects with all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing;

               (b) No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

               (c) Regulatory Approvals. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to the Company and its counsel;

               (d) Tax Opinion. The Company and the Stockholders shall have received an opinion of McDermott, Will & Emery, in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, for federal income tax purposes:

                    (i) the Merger will constitute a "REORGANIZATION" within the meaning of Section 368 (a) of the Code, and the Company, Sub and Kellwood will each be a party to that reorganization within the meaning of Section 368 (b) of the Code;

                    (ii) no gain or loss will be recognized by Kellwood, Sub or the Company as a result of the Merger; and

                    (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of the Company Common Stock into shares of Kellwood Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Kellwood Common Stock.

          In rendering such opinion, McDermott, Will & Emery may rely upon the representations contained herein and may receive and rely upon representations from Kellwood, the Company, and others; and

               (e) Condition of Kellwood. There shall not have occurred a Kellwood Material Adverse Effect since April 30, 1998.

          8.3. CONDITIONS TO OBLIGATIONS OF KELLWOOD AND SUB TO EFFECT THE MERGER. The obligations of Kellwood and Sub to effect the Merger shall be subject to, the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

               (a) Accuracy of Warranties and Performance of Covenants. The representations and warranties of the Company contained herein shall be true and correct in all material respects as if made on and as of the Closing Date, except for changes occurring in the ordinary course of the Business or contemplated by this Agreement and except for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor would be reasonably expected to have a Company Material Adverse Effect and the Company and Stockholders shall have performed all of the obligations and complied in all material respects with all of the covenants, agreements and conditions required to be performed or complied with by them on or prior to the Closing;

               (b) No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which might affect the right of the Company to own, operate or control the Business or its assets;

               (c) Regulatory Approvals. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Kellwood and its counsel;

               (d) Consents. Kellwood shall have been furnished with the third party consents set forth in Schedule 8.3(d);

               (e) Condition of Business and Assets. The Business and its assets shall not have been adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance, which has resulted in a Company Material Adverse Effect and there shall have been no change in the assets or the Business or its financial condition which has resulted in a Company Material Adverse Effect;

               (f) Multi-Year License. The Company shall have entered into a multi-year license with Polo Ralph Lauren with terms reasonably acceptable to Kellwood;

               (g) Collective Bargaining Agreement. The Company shall have used commercially reasonable efforts to enter into a collective bargaining agreement for its operations in Florida and Canada with terms reasonably acceptable to Kellwood; and

               (h) Accounting. Kellwood shall have received a letter from Pricewaterhouse Coopers LLP (or any successor thereto), in form and substance reasonably satisfactory to Kellwood, that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16, as amended by Statements of Financial Accounting Standards Board ("FASB"), and the related interpretations of the American Institute of Certified Public Accountants, the FASB, the Emerging Issues Task Force and the rules and regulations of the U.S. Securities and Exchange Commission (collectively, "APB OPINION NO. 16 AND ITS INTERPRETATIONS") if closed and consummated in accordance with this Agreement (which opinion shall be based, as to the financial statements of the Company, on a customary "POOLING" letter of KPMG Peat Marwick LLP).

                                     ARTICLE IX

                               TERMINATION BY PARTIES

          9.1. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the
     Closing:

               (a)   by mutual written consent of the parties hereto;

               (b) by either Kellwood or the Company in the event that the Closing does not occur for any reason on or before February 28, 1999 (the "TERMINATION DATE"); provided, however, that if the Closing does not occur on or prior to the Termination Date due to the act or omission of one of the parties, that party may not terminate this Agreement pursuant to the provisions of this Section;

               (c) by the Company, upon approval of the Company Board of Directors, if prior to stockholder approval (i) without violation of Section 5.8, the Company shall have received after the date hereof an Alternative Proposal, (ii) the Company's Board of Directors shall have determined, in the exercise of its good faith judgment that such Alternative Proposal constitutes a Superior Proposal, and (iii) the Company shall have given Kellwood at least four (4) business days' prior written notice of the material terms and conditions of such Superior Proposal and of its intention to terminate this Agreement pursuant to this provision, in order to enter into an agreement with respect to such Superior Proposal; provided, however, that such termination under this clause (c) shall not be effective, and the Company shall not be entitled to enter into a definitive agreement providing for such Superior Proposal, until the Company has made payment to Kellwood of the fee required to be paid pursuant to Section 9.2(a);

               (d) by Kellwood, if the Company's Board of Directors or committee thereof shall have resolved to accept or recommend to the Company's stockholders a definitive agreement with respect to a Superior Proposal or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation to the stockholders of the Company of the transactions contemplated hereby or shall not have submitted this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders or used its reasonable best efforts to obtain such stockholder approval;

               (e) by Kellwood, if (i) a Change of Control of the Company shall have occurred, (ii) the Company shall have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving a Change of Control of the Company or (iii) a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect of a Change of Control of the Company;

               (f) by either Kellwood or the Company, if the approval of the stockholders of such party or the other party contemplated by Section 7.1 is not obtained at the applicable stockholders meeting, including adjournments thereof.

               (g) by either Kellwood or the Company, if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement, or any representation or warranty made in this Agreement by such other party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentations is not cured within ten (10) days after written notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, result or would be reasonably likely to result in a Company Material Adverse Effect or a Kellwood Material Adverse Effect, as applicable; or

               (h) by the Company, if Kellwood's Board of Directors or committee thereof shall have withdrawn or adversely modified its approval of, or recommendation to the stockholders of Kellwood to approve, the Share Issuance or shall not have submitted the Share Issuance to the stockholders of Kellwood for their approval at a meeting of stockholders or used its reasonable best efforts to obtain such stockholder approval.

     Any right of termination set forth above shall be exercised by written notice from the terminating party to the other party.

          9.2.   TERMINATION FEES.

          (a)       If this Agreement is terminated by the Company pursuant to
     Section 9.1(c), or by Kellwood pursuant to Section 9.1(d) or (e), or by Kellwood due to the failure of the Company to obtain stockholder approval as set forth in Section 9.1(f), then the Company shall pay Kellwood a fee of Five Million Dollars ($5,000,000); provided, however, that no fee shall be payable following a termination of this Agreement pursuant to
     Section 9.1(e)(iii), unless and until the relevant tender offer or exchange offer has been consummated and a Change of Control of the Company has occurred. Such amount shall be paid in cash by wire transfer in immediately available funds not later than five (5) business days after the obligation to make such payment arises.

          (b) If (i) this Agreement is terminated prior to the occurrence of the Closing pursuant to Section 9.1(b) (except if such termination occurs as a result of the failure of Kellwood to satisfy the conditions set forth in Section 8.2 hereof) or Section 9.1(g) due to the breach or non-compliance by the Company, (ii) prior to such date as is one hundred eighty (180) days after such termination the Company shall enter into a definitive agreement providing for, or shall publicly announce its intention to effect any transaction involving the sale of all or substantially all of the Company's assets (whether by merger or sale of stock or assets) to or with an unaffiliated person, and (iii) no fee has previously been paid pursuant to Section 9.2(a), then the Company shall pay Kellwood the fee set forth in Section 9.2(a).

          9.3. EFFECT OF TERMINATION. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any party, their affiliates or their respective officers or directors; provided, however, that upon any such termination the obligations of the parties with respect to this Article IX (including
     Section 9.2), Section 5.3, Section 11.3 and the Confidentiality Agreement previously entered into by and between the Company and Kellwood shall remain in full force and effect; and provided further, that nothing herein will relieve any party from liability for damages for any breach of covenants or representations and warranties of this Agreement prior to Closing.

          9.4. CHANGE OF CONTROL. For purposes of this Agreement, "CHANGE OF CONTROL" shall mean with respect to the Company the occurrence of any of the following events: (i) an acquisition (whether directly from such party or otherwise) of any voting securities of the Company (the "VOTING SECURITIES") by any "PERSON" (as the term is used for purposes of
     Section 13(d) or 14(d) of the Exchange Act) not a stockholder of the Company as of the date hereof, immediately after which such Person has or would have "BENEFICIAL OWNERSHIP" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the combined voting power of the Company's then outstanding Voting Securities;
     (ii) the consummation of, or agreement to consummate: (A) a merger, consolidation, share exchange or reorganization of the Company in which the present stockholders of the Company, as a group, cease to hold a majority equity interest in the surviving entity; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for the Company; or (C) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary).

                                      ARTICLE X

                            SURVIVAL AND INDEMNIFICATION

          10.1. SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall be fully effective and enforceable for a period of one (1) year following the Closing Date (unless a different period is specifically assigned thereto), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article or claims alleging fraud on the part of a party hereto.

          10.2. INDEMNIFICATION. (a) Kellwood shall indemnify and hold harmless the Company and the Stockholders and (b) the Company and the Stockholders shall indemnify and hold harmless Kellwood, in each case, from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, but after giving effect to any tax benefits related thereto), suit, action, claim, liability or obligation related to, caused by or arising from any misrepresentation, breach of warranty by such party or failure by such party to fulfill any covenant or agreement contained herein.

          10.3. NOTICE OF CLAIMS. Kellwood, the Company or the Stockholders' Representative, as applicable, shall give prompt written notice to the other of the facts and circumstances giving rise to any claim for indemnification hereunder (the "NOTICE") for which such indemnified party intends to assert a right to indemnification under this Agreement (collectively, "CLAIMS"). The party receiving the Notice shall have the option to protest any Claim, at such party's own cost and expense. Such option shall be exercised by the giving of notice by the exercising party to the other parties within ten (10) days of receipt of a Notice.

          10.4.   LIMITATIONS ON STOCKHOLDERS' INDEMNIFICATION OBLIGATION.
     From and after the Effective Time, subject to the terms and conditions of the Escrow Agreement, Kellwood shall be entitled to be indemnified from the Escrow for any and all Claims, regardless of the record or beneficial ownership of the shares of Kellwood Common Stock or other assets held pursuant to the Escrow Agreement. Kellwood and Sub shall not be entitled to indemnification under this Agreement until the aggregate amount of all such Claims exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the "THRESHOLD AMOUNT"), and then Kellwood shall be entitled to recover only the amount of such Claims in excess of the Threshold Amount. Kellwood shall provide the Escrow Agent and the Stockholder Representative named pursuant to the Escrow Agreement with Notice of all Claims included in the Threshold Amount. The value of Kellwood Common Stock used to fulfill the indemnification obligation hereunder shall be the Agreed Price. The Kellwood Common Stock held pursuant to the Escrow Agreement shall constitute the sole and exclusive fund from which any Claims of Kellwood or Sub and costs and expenses incurred in connection therewith hereunder may be satisfied (other than claims based upon fraud) and the sole and exclusive recourse for breaches by the Company or the Stockholders of the representations, warranties and covenants contained herein, absent fraud. In the event that the Kellwood Common Stock held pursuant to the Escrow Agreement is insufficient to satisfy any claim of Kellwood hereunder, Kellwood and Sub shall be barred from taking any other action against the Company, the Stockholders or any stockholder of the Company.

          10.5. THIRD PARTY CLAIMS . The Stockholders' Representative appointed pursuant to the Escrow Agreement shall have the right, at its own expense to participate in the defense of any third party claim asserted against the Company for which Kellwood would be entitled to indemnification hereunder; provided, however, that such Stockholders' Representative shall have no right to control the defense or settlement of any such claim. Kellwood shall not settle any claim of a third party for which it is entitled to indemnification hereunder without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld.

                                     ARTICLE XI

                                 GENERAL PROVISIONS

          11.1. AMENDMENTS AND WAIVER. Except as otherwise required by applicable Law after the Company Stockholder Meeting to approve this Agreement and the Merger and/or the Kellwood Stockholder Meeting to approve the Share Issuance, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by or on behalf of each of the parties hereto. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. Waivers may be made in advance or after the right occurred has arisen or the breach or default waived has occurred. Any waiver may be conditional.

          11.2. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

          (a)  if to Kellwood or Sub, to

                    Kellwood Company
                    600 Kellwood Parkway
                    Chesterfield, MO  63178
                    Attention: Thomas H. Pollihan, General Counsel Telecopy No.: (314) 576-3388

               with a copy to:

                    McDermott, Will & Emery
                    227 West Monroe Street
                    Chicago, Illinois  60606
                    Attention:  Robert A. Schreck, Jr.
                    Telecopy No.:  (312) 984-7700

          (b)  if to the Company or the Stockholders, to
                    Koret of California, Inc.
                    611 Mission Street
                    San Francisco, CA  94105
                    Attention:  Steven Rudin
                    Telecopy No.:  (415) 957-2170

               with copies to:

                    Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                    551 Fifth Avenue
                    New York, NY  10176-001
                    Attention:  Arthur D. Stout
                    Telecopy No.:  (212) 697-6686

                    Goldman Sachs & Co.
                    85 Broad Street
                    New York, NY  10004
                    Attention:  Ben Adler
                    Fax No.:  (212) 902-3000

     Any party may change its address for receiving notice by written notice given to the others named above.

          11.3. EXPENSES. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Merger, including, without limitation, all legal, accounting, financial advisory, printing, consulting and filing and other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including the Joint Proxy Statement and Registration Statement, shall be in the case of Third Party Expenses incurred by Kellwood and Sub, the obligation of Kellwood, and in the case of the Company and the Stockholders, the obligation of the Company. If this Agreement is terminated by the Company pursuant to
     Section 9.1(g), 9.1(h) or 9.1(f) due to the failure of Kellwood stockholders to approve the Share Issuance, Kellwood shall pay the Third Party Expenses of the Company and the Stockholders, without prejudice to any other remedies they may have to assert. If any action is brought by either party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees. The provisions of this Section shall survive any termination of this Agreement.

          11.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.5. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. At the election of Kellwood, any direct wholly-owned Subsidiary of Kellwood may be substituted for Sub as a constituent corporation in the Merger, provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities and provided further that such substitution would not jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Except as provided in the foregoing sentence, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other party and any attempted assignment, without such consents, shall be null and void. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto; notwithstanding the foregoing, in the event of any breach by Kellwood of its covenants set forth in Sections 6.3(a) and/or (b) or 7.3, each director and officer of the Company or selling security holder, as the case may be, shall be entitled to commence and maintain appropriate legal action to compel Kellwood to comply with such covenants or to obtain monetary damages for the breach thereof.

          11.6. ENTIRE TRANSACTION. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof; provided, however, that the provisions contained in the Confidentiality Agreement dated July 9, 1998 as modified by paragraph 17 of the Letter of Intent among the parties dated as of September 18, 1998 shall survive any termination of this Agreement and shall remain in full force and effect until the Closing contemplated hereby is consummated. All exhibits, attachments and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

          11.7. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof.

          11.8.   JURISDICTION.

          (a) The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the State of Delaware or in the U.S. District Court for Delaware, and Kellwood, the Company and the Stockholders hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

          (b) In addition, Kellwood, the Company and the Stockholders each hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of Delaware or the U.S. District Court for Delaware, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in any inconvenient forum.

          11.9. ACCOUNTING TERMS. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with GAAP, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

          11.10. KNOWLEDGE. For purposes of this Agreement, any reference to "THE KNOWLEDGE OF" or "THE BEST KNOWLEDGE OF" a party hereto when modifying any representation and warranty shall mean, with respect to Kellwood, to the actual knowledge (upon due inquiry) of all officers of such party with title of vice president or higher; with respect to the Company, to the actual knowledge (upon due inquiry) of Steven Rudin (President/COO of the Company), Bradley Kennison (CFO/VP/Secretary/Treasurer) of the Company, Mustafa Kahn, Denise Johnston, Frank Matteucci, Barney Michela, Michael Rappaport, Fred Smeyne, Richard Partida, Susan Unrath, Daniel Kempers, Joanne Bjork, and Douglas Whiteley. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party, or any knowledge of facts determined or determinable pursuant to such investigation, except as specifically set forth herein or in a Schedule or document delivered pursuant to this Agreement.

          11.11. OTHER RULES OF CONSTRUCTION. References in this Agreement to sections, schedules, attachments and exhibits are to sections of, and schedules, attachments and exhibits to, this Agreement, unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" means "IN THE ALTERNATIVE" and is not exclusive. The word "INCLUDING" shall mean including, without limitation. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto acknowledges that this Agreement has been negotiated at arms-length by the parties and their respective counsel and that neither party shall be deemed the author or drafter of this Agreement for purposes of construction of the terms hereof or for any other purpose. All parties hereto have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion that any ambiguity herein should be construed against the drafter.

          11.12. ANNOUNCEMENTS. No announcement of this Agreement or any transaction contemplated hereby shall be made by any party without the written approval of the other parties hereto (which approval shall not be unreasonable withheld), except as required by law or the regulations of any securities exchange.

          11.13. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

          11.14. CERTAIN TAXES. Kellwood shall pay all stamp or other similar transfer taxes arising as a result of the consummation of the transactions contemplated hereby.


          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.


     KORET, INC.


     By:  /s/ Martin J. Granoff
          -------------------------------
              Martin J. Granoff, Chairman


     STOCKHOLDERS:


     Martin J. Granoff


     GS CAPITAL PARTNERS, L.P.

     By:
     Title:


     STONE STREET FUND 1994, L.P.

     By:
     Title:


     BRIDGE STREET FUND 1994

     By:
     Title:

     KELLWOOD COMPANY

     By:  /s/ Hal J. Upbin
              Hal J. Upbin, President


     KELLWOOD ACQUISITION II CORPORATION

     By:  /s/ Hal J. Upbin
              Hal J. Upbin, President